Exhibit 2.1

AGREEMENT OF MERGER

dated as of January 18, 2006

by and among

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.,

QUATTRO MERGER SUB CORP.,

A4 HEALTH SYSTEMS, INC.

and

JOHN P. MCCONNELL

i

LIST OF SCHEDULES AND EXHIBITS

Disclosure Schedules

Schedule 5.1(a)	-	Foreign Qualifications
Schedule 5.1(c)	-	Authority
Schedule 5.2(a)	-	Company Shareholders
Schedule 5.2(e)	-	Company Stock Options
Schedule 5.2(f)	-	Agreements Relating to Company Equity
Schedule 5.2(g)	-	Shareholder Agreements
Schedule 5.2(j)	-	Accrued Dividends
Schedule 5.3	-	Subsidiaries
Schedule 5.4	-	Financial Statements
Schedule 5.5	-	Undisclosed Liabilities
Schedule 5.6	-	Operations Since the Balance Sheet Date
Schedule 5.7	-	Taxes
Schedule 5.8	-	Governmental Permits
Schedule 5.9(a)	-	Leased Real Property
Schedule 5.9(b)	-	Owned Real Property
Schedule 5.10	-	Personal Property Leases
Schedule 5.11(a)	-	List of Certain Intellectual Property
Schedule 5.11(b)	-	List of Software
Schedule 5.11(c)	-	List of Intellectual Property Agreements
Schedule 5.11(d)	-	Right, Title and Interests in Intellectual Property
Schedule 5.11(e)	-	Validity and Enforceability of Intellectual Property
Schedule 5.11(f)	-	Challenge to Intellectual Property Rights
Schedule 5.11(g)	-	Owned Software
Schedule 5.11(h)	-	Operation of Owned Software
Schedule 5.11(i)	-	Exceptions to Work-for-Hire and Assignment Agreements
Schedule 5.11(j)	-	Ownership Rights Granted
Schedule 5.12	-	Title to Property
Schedule 5.13	-	Violation, Litigation or Regulatory Actions
Schedule 5.14	-	Contracts
Schedule 5.15	-	Status of Contracts
Schedule 5.16	-	Insurance
Schedule 5.17(a)	-	Company Plans
Schedule 5.17(b)	-	Company Plan Compliance
Schedule 5.17(g)	-	Compensation Agreements
Schedule 5.17(h)	-	Parachute Payments
Schedule 5.17(i)	-	Employees
Schedule 5.19	-	Employee Relations
Schedule 5.20	-	Customers and Suppliers
Schedule 5.21	-	Availability of Assets
Schedule 5.22	-	Doubtful Accounts
Schedule 5.23	-	Product Liabilities
Schedule 5.24	-	Affiliated Transactions
Schedule 5.25	-	Warranties
Schedule 5.26	-	Certain Business Practices and Regulations

v

Schedule 5.29	-	Takeover Statutes and Charter Provisions
Schedule 5.32(a)	-	Acquisition Agreements
Schedule 5.32(b)	-	Indemnification Claims

Other Schedules

Schedule 2.5	-	Shareholder Escrow Percentages
Schedule 4.5(g)	-	Company Officers to Resign
Schedule 4.5(h)	-	Agreements to Be Terminated
Schedule 6.2(c)	-	No Conflicts of Parent
Schedule 7.6	-	Conduct of Business Prior to the Effective Time
Schedule 8.4	-	Company Employees to Execute Employment Agreements; Certain Provisions of Employment Agreements
Schedule 9.5	-	Necessary Consents
Schedule 9.9	-	Key Employees
Schedule 9.15	-	Company Employees to Execute Noncompetition, Nonsolicitation and Stock Sale Forbearance Agreements

Exhibits

Exhibit A	Form of Indemnification Agreement
Exhibit B	Significant Shareholders That Have Executed Noncompetition, Nonsolicitation and Stock Sale Forbearance Agreements
Exhibit C	Form of Noncompetition, Nonsolicitation and Stock Sale Forbearance Agreement
Exhibit D	Form of Transmittal Letter
Exhibit E	Form of Opinion of Counsel to Parent and Sub
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Opinion of Counsel to the Company
Exhibit H	Debt Commitment Letters
Exhibit I	Form of North Carolina Application, Including Form of Approval Order
Exhibit J	Significant Shareholder Applicable Percentages

AGREEMENT OF MERGER

AGREEMENT OF MERGER (this “Agreement”), dated as of January 18, 2006, by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Parent”), Quattro Merger Sub Corp., a North Carolina corporation (“Sub”), A4 Health Systems, Inc., a North Carolina corporation (the “Company” and, together with Sub, the “Constituent Corporations”), and John P. McConnell, as representative of the Shareholders (the “Shareholder Representative”).

WHEREAS, Sub is a North Carolina corporation having authorized capital of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned of record and beneficially by Parent;

WHEREAS, Parent is a Delaware corporation having authorized capital of 150,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), of which, as of January 11, 2006, 40,927,047 shares were issued and outstanding and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), of which, as of January 11, 2006, no shares were issued and outstanding;

WHEREAS, the Company is a North Carolina corporation having authorized capital of (i) 50,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which, as of the date hereof, 7,580,094 shares are issued and outstanding, (ii) 7,300,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which (A) 623,928 shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”), of which, as of the date hereof, 571,428 shares are issued and outstanding and are convertible into 672,268 shares of Company Common Stock, (B) 2,460,612 shares have been designated Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), of which, as of the date hereof, 2,460,612 shares are issued and outstanding and are convertible into 2,460,612 shares of Company Common Stock, (C) 351,516 shares have been designated Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”), of which, as of the date hereof, 351,516 shares are issued and outstanding and are convertible into 351,516 shares of Company Common Stock, and (D) 3,787,879 shares have been designated Series B Preferred Stock (the “Series B Preferred Stock”), of which, as of the date hereof, 3,787,879 shares are issued and outstanding and are convertible into 3,787,879 shares of Company Common Stock;

WHEREAS, the Company is engaged in the business of providing IT solutions for the healthcare industry;

WHEREAS, the respective Boards of Directors of the Constituent Corporations and of Parent have adopted this Agreement and approved the merger (the “Merger”) of Sub with and into the Company pursuant to the terms and conditions of this Agreement, and the Board of Directors of the Company has directed that this Agreement be submitted to the holders of record of shares of capital stock of the Company (the “Shareholders”) for approval;

WHEREAS, Parent, the Significant Shareholders and certain other Shareholders have entered into an Indemnification Agreement, dated as of the hereof (the “Indemnification Agreement”), substantially in the form of Exhibit A, pursuant to which, among other things, each such Shareholder has agreed to indemnify, defend and hold harmless Parent from and against any and all Losses and Expenses incurred by Parent in connection with or arising from certain matters and John P. McConnell has agreed to be bound by the terms hereof as the Shareholder Representative;

WHEREAS, Parent and each Person listed on Exhibit B have entered into Noncompetition, Nonsolicitation and Stock Sale Forbearance Agreements, dated as of the date hereof (the “Noncompetition, Nonsolicitation and Stock Sale Forbearance Agreements”), substantially in the form of Exhibit C; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Parent, Sub, the Company and the Shareholder Representative hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Surviving Corporation. Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time Sub shall be merged with and into the Company, which, as the corporation surviving the Merger (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of North Carolina. Upon the effectiveness of the Merger, the separate existence of Sub shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation.

Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in Section 55-11-06 of the NCBCA.

Section 1.3 Articles of Incorporation, Bylaws, Directors and Officers. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified.

ARTICLE II

CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE

Section 2.1 Conversion Terms. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Sub Common Stock. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Treasury Stock. All shares of Company Common Stock and Company Preferred Stock that immediately prior to the Effective Time are held in the treasury of the Company shall be canceled and retired and no cash or other consideration shall be paid or delivered in exchange therefor and the Merger will effect no conversion thereof.

(c) Company Common Stock. Each of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.1(b)) shall be converted into and become the right to receive, without interest, the Per Common Payment. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(d) Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.1(b)) shall be converted into and become the right to receive, without interest, the Per Series A Payment. All such Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(e) Series A-2 Preferred Stock. Each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.1(b)) shall be converted into and become the right to receive, without interest, the Per Series A-2 Payment. All such Series A-2 Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(f) Series A-3 Preferred Stock. Each share of Series A-3 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.1(b)) shall be converted into and become the right to receive, without interest, the Per Series A-3 Payment. All such Series A-3 Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(g) Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.1(b)) shall be converted into and become the right to receive, without interest, the Per Series B Payment. All such shares of Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(h) Adjustment in Certain Circumstances. In calculating the consideration payable under this Section 2.1, Parent shall be entitled to rely on the representations and warranties contained in Section 5.2. If such representations and warranties are not correct, Parent shall have the right to adjust the Merger Consideration accordingly but without reducing the Purchase Price and, notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate merger consideration payable by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company (including any holder of any Company Stock Option or Company Warrant) in connection with the Merger or the other transactions contemplated hereby exceed the Purchase Price.

In addition, the conversion terms set forth in this Section 2.1 (including the determination of the Per Common Payment, the Per Series A Payment, the Per Series A-2 Payment, the Per Series A-3 Payment and the Per Series B Payment) are dependent upon the Purchase Price, determined as of the Closing Date, as adjusted pursuant to Section 2.2, being equal to or greater than $218,500,000. If the Purchase Price, determined as of the Closing Date, as adjusted pursuant to Section 2.2, is less than $218,500,000, then the conversion terms set forth in this Section 2.1 (including the determination of the Per Common Payment, the Per Series A Payment, the Per Series A-2 Payment, the Per Series A-3 Payment and the Per Series B Payment) shall be modified so as to comply with the provisions of Article IV(C)(2) of the Company Charter.

Section 2.2 Determination of Estimated Working Capital. (a) At least three business days prior to the Closing Date, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the date of its delivery, stating that there has been conducted under the supervision of each such officer a review of all relevant information and data then available and setting forth the Company’s reasonable best estimate of the Estimated Working Capital, including an estimate of the various accounts which such officers anticipate based on the most recent available financial statements and information will be reflected on the Valuation Date Balance Sheet prepared in accordance with the Agreed Accounting Principles.

(b) If the Base Working Capital exceeds the Estimated Working Capital, the Purchase Price shall be reduced by the amount of such excess. If the Base Working Capital is less than the Estimated Working Capital, the Purchase Price shall be increased by the amount of such deficiency.

Section 2.3 Determination of Valuation Date Working Capital. (a) As promptly as practicable, but no later than 60 days after the Effective Date, Parent shall cause the Company to:

(i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet with respect to the Company as of the Valuation Date (the “Preliminary Valuation Date Balance Sheet”);

(ii) determine the Valuation Date Working Capital in accordance with the Agreed Accounting Principles and the provisions of this Agreement (such Valuation Date Working Capital as determined by the Company being referred to as the “Preliminary Valuation Date Working Capital”); and

(iii) deliver to the Shareholder Representative the Preliminary Valuation Date Balance Sheet and a calculation of the Preliminary Valuation Date Working Capital (the “Preliminary Accounting Report”).

(b) Following receipt of the Preliminary Accounting Report, the Shareholder Representative may review the same and, within 30 days after the date of such receipt (the “Notice Period”), may deliver to Parent a certificate signed by it setting forth its objections to the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital as set forth in the Preliminary Accounting Report, specifying in reasonable detail the nature and extent of its objections. In the event the Shareholder Representative does not so object within the Notice Period, the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital set forth in the Preliminary Accounting Report shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(c) In the event the Shareholder Representative so objects within the Notice Period, Parent and the Shareholder Representative shall use reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital and, in the event Parent and the Shareholder Representative so resolve any such differences, the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d) In the event any objections raised by the Shareholder Representative are not resolved by Agreed Adjustments within the 30 day period next following the Notice Period, then Parent and the Shareholder Representative shall submit the objections that are then unresolved to Ernst & Young LLP and such firm (the “Accounting Firm”) shall be directed by Parent and the Shareholder Representative to resolve the unresolved objections (based solely on the presentations by Parent and by the Shareholder Representative as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles and this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Parent and the Shareholder Representative setting forth its resolution of the disputed matters. The Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e) The parties hereto shall make available to Parent, Parent’s accountants, the Shareholder Representative, the Shareholder Representative’s accountants and, if applicable, the Accounting Firm such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm. The fees and expenses of Parent’s accountants shall be paid by Parent. The fees and expenses of the Shareholder Representative’s accountants shall be paid by the Shareholder Representative; provided, however, that up to $50,000 of such fees and expenses shall be reimbursed by the Surviving Corporation. The fees and expenses of the Accounting Firm hereunder shall be paid by the non-prevailing party. A party is the “non-prevailing party” if the Accounting Firm’s determination of Valuation Date Working Capital is closer to the other party’s determination of Valuation Date Working Capital, as submitted to the Accounting Firm, than it is to that party’s determination of Valuation Date Working Capital, as submitted to the Accounting Firm.

Section 2.4 Payment of the Purchase Price Adjustment. Promptly following the final determination of the Valuation Date Balance Sheet pursuant to Section 2.3(b), 2.3(c) or 2.3(d), the following shall occur:

(a) If the Valuation Date Working Capital is less than the Estimated Working Capital, the Indemnification Escrow Amount shall be used to pay the amount of such difference to Parent pursuant to Section 2.5.

(b) If the Valuation Date Working Capital is equal to or greater than the Estimated Working Capital, the amount of such excess shall be distributed by Parent in cash in accordance with Section 3.1(c).

Section 2.5 Indemnification Escrow Amount. At the Effective Time, Parent will deposit the Indemnification Escrow Amount with LaSalle Bank N.A. or such other escrow agent as shall be mutually agreed to by the parties and named in the Escrow Agreement (the “Escrow Agent”), and the Indemnification Escrow Amount shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. Each Shareholder will be deemed, without any act of such Shareholder, to have received and deposited with the Escrow Agent that number of shares of Parent Common Stock representing such Shareholder’s percentage ownership interest in the Company’s outstanding capital stock, calculated on an as-converted basis immediately prior to the Effective Time, indicated in Schedule 2.5 (the “Escrow Percentage”), which Schedule shall be delivered by the Company to Parent and the Escrow Agent at the Closing and shall contain a calculation of the Escrow Percentage with respect to each Shareholder. The Indemnification Escrow Amount shall be used to (a) make any payments that are required to be made under Section 2.4(a) and (b) to pay the indemnification obligations under Article XI and, if not so used, shall be paid in accordance with Sections 3.1(d) and 3.1(e).

Section 2.6 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, no Dissenters’ Shares shall be converted into or represent any right to receive any Merger Consideration, and the holder of such Dissenters’ Shares shall only be entitled to such rights as are granted by the NCBCA. If a holder of shares of Company Common Stock or Company Preferred Stock who dissents under the NCBCA shall effectively withdraw or otherwise lose (through failure to perfect or otherwise) the right to dissent, then, as of the

Effective Time or the occurrence of such event, whichever last occurs, (a) each such share of Company Common Stock shall be converted into and represent only the right to receive the Per Common Payment, without interest, upon the surrender of the certificate representing such share of Company Common Stock, (b) each such share of Series A Preferred Stock shall be converted into and represent only the right to receive the Per Series A Payment, without interest, upon the surrender of the certificate representing such share of Series A Preferred Stock, (c) each such share of Series A-2 Preferred Stock shall be converted into and represent only the right to receive the Per Series A-2 Payment, without interest, upon the surrender of the certificate representing such share of Series A-2 Preferred Stock, (d) each such share of Series A-3 Preferred Stock shall be converted into and represent only the right to receive the Per Series A-3 Payment, without interest, upon the surrender of the certificate representing such share of Series A-3 Preferred Stock, and (e) each such share of Series B Preferred Stock shall be converted into and represent only the right to receive the Per Series B Payment, without interest, upon the surrender of the certificate representing such share of Series B Preferred Stock. The Company shall give Parent prompt notice of any notice of intent to demand payment, any attempted withdrawal of any such notice and any other instrument served pursuant to the NCBCA received by the Company relating to shareholders’ rights of dissent. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any dissenter’s demands, offer to settle any such demands or approve any withdrawal of any such demands.

ARTICLE III

EXCHANGE PROCEDURES

Section 3.1 Exchange Procedures. (a) On or prior to the Effective Date, Parent shall mail to each holder of record of a certificate or certificates (each, a “Certificate” and, collectively, the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock a letter of transmittal substantially in the form of Exhibit D (the “Transmittal Letter”). The Transmittal Letter shall contain customary representations and warranties by the Person surrendering any Certificate; shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent; and shall contain instructions for use in effecting the surrender of the Certificates in exchange for (i) any applicable Per Common Payment, Per Series A Payment, Per Series A-2 Payment, Per Series A-3 Payment or Per Series B Payment payable pursuant to Section 2.1, (ii) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1, (iii) cash as required to make payments in lieu of any fractional shares pursuant to Section 3.2 and (iv) dividends or distributions with respect to Parent Common Stock payable pursuant to Section 3.8 (such cash, shares of Parent Common Stock, dividends and distributions, the “Exchange Fund”). The Company shall use commercially reasonable efforts to cause Transmittal Letters and associated Certificates representing at least 90% of the Shares to be delivered to Parent prior to the Closing Date.

(b) At the Closing, Parent shall deliver by check or wire transfer, or in the case of Parent Common Stock cause Parent’s transfer agent to issue, to the holder of a Certificate who has, at least five business days prior to the Closing Date, surrendered such holder’s Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably be required by Parent and are customary for similar transactions, subject to Sections 3.2 and 3.7,

(i) in exchange for each share of Company Common Stock represented thereby, the Per Common Closing Payment,

(ii) in exchange for each share of Series A Preferred Stock represented thereby, the Per Series A Closing Payment,

(iii) in exchange for each share of Series A-2 Preferred Stock represented thereby, the Per Series A-2 Closing Payment,

(iv) in exchange for each share of Series A-3 Preferred Stock represented thereby, the Per Series A-3 Closing Payment and

(v) in exchange for each share of Series B Preferred Stock represented thereby, the Per Series B Closing Payment,

and such Certificate so surrendered shall forthwith be canceled. After the Closing Date, upon surrender of a Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably be required by Parent and are customary for similar transactions, Parent shall, within five business days after Parent receives such Certificate, Transmittal Letter and other documents, deliver by check or wire transfer, or in the case of Parent Common Stock cause Parent’s transfer agent to issue, to the holder of such Certificate, subject to Sections 3.2 and 3.7, the payments to which such holder is entitled pursuant to clauses (i)-(v) above.

(c) In the event that any distribution by Parent is required to be made pursuant to Section 2.4(b) (any such amount to be distributed, the “Working Capital Distribution Amount”), within five business days after the final determination of the Valuation Date Working Capital pursuant to Section 2.3(b), 2.3(c) or 2.3(d), Parent shall distribute to each Person that has surrendered a Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably have been required by Parent and are customary for similar transactions, subject to Section 3.7, with respect to each share of Company Common Stock represented by such Certificate, a cash payment in the amount equal to the Per Share Working Capital Payment.

(d) Within five business days after the first anniversary of the Closing Date, Parent shall determine the amount (the “Initial Escrow Amount”) equal to the Indemnification Escrow Amount minus (x) all amounts paid out of the Indemnification Escrow Amount pursuant to the terms of the Escrow Agreement and (y) the aggregate amount of claims set forth in one or more Claim Notices that have not been resolved by Parent and the Shareholder Representative as of such date, and promptly following such determination, Parent shall direct the Escrow Agent to distribute to each Person that has surrendered a Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably have been required by Parent and have been customary for similar transactions, subject to Section 3.7, an amount equal to the product of the Initial Escrow Amount and such Person’s applicable Escrow Percentage.

(e) Within five business days after the resolution of any unresolved Claim Notice after the first anniversary of the Closing Date, Parent shall determine the amount (the “Subsequent Escrow Amount”) equal to any balance of the Indemnification Escrow Amount not distributed pursuant to Section 3.1(d) minus (i) all amounts which Parent Group Members are entitled to receive pursuant to such resolved Claim Notice and (ii) the aggregate amount of claims set forth in any remaining unresolved Claim Notices, and promptly following such determination, Parent shall direct the Escrow Agent to distribute to each Person that has surrendered a Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably have been required by Parent and have been customary for similar transactions, subject to Section 3.7, equal to the product of the Subsequent Escrow Amount and such Person’s applicable Escrow Percentage.

Section 3.2 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of a Certificate for exchange pursuant to Section 3.1; no Parent dividend or other distribution or stock split shall relate to any fractional share of Parent Common Stock; and no fractional share of Parent Common Stock shall entitle the owner thereof to vote or to any other rights of a securityholder of Parent. In lieu of any such fractional share, each holder of Company Preferred Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of a Certificate for exchange pursuant to Section 3.1 will be paid an amount in cash (without interest), rounded down to the nearest whole cent, determined by multiplying (a) the Average Parent Share Price by (b) the fractional interest to which such holder would otherwise be entitled.

Section 3.3 Payments to Persons Not Named in Certificates. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Subject to the applicable provisions of the NCBCA, until surrendered as contemplated by Section 3.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Payment for each share of Company Common Stock represented by such Certificate, the Per Series A Payment for each share of Series A Preferred Stock represented by such Certificate, the Per Series A-2 Payment for each share of Series A-2 Preferred Stock represented by each such Certificate, the Per Series A-3 Payment for each share of Series A-3 Preferred Stock represented by each such Certificate and the Per Series B Payment for each share of Series B Preferred Stock represented by such Certificate, as contemplated by Sections 2.1 and 3.1. No interest shall be paid or accrue on any cash payable, whether in respect of the Per Common Closing Payment, Per Series A Closing Payment, Per Series A-2 Closing Payment, Per Series A-3 Closing Payment, Series B Closing Payment, dividends or otherwise, upon surrender of any Certificate.

Section 3.4 Company Transfer Books; Lost Certificates. (a) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made on the records of the Company.

(b) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the delivery of an agreement in form and substance reasonably satisfactory to Parent pursuant to which such Person agrees to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, in exchange for such lost, stolen or destroyed Certificate, Parent will direct Parent’s transfer agent to issue the shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 2.1 and Parent will issue the cash to which the holder thereof is entitled pursuant to Section 2.1, any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.2 and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.8, all subject to and in accordance with Section 3.1.

Section 3.5 No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock or Company Preferred Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, subject, however, to the Surviving Corporation’s obligations to pay or provide for the rights of dissenters. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article III.

Section 3.6 No Liability. None of Parent, the Surviving Corporation or Parent’s transfer agent shall be liable to any Person in respect of any cash or Parent Common Stock from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to the date on which the Per Common Payment, Per Series A Payment, Per Series A-2 Payment, Per Series A-3 Payment or Per Series B Payment payable in respect of any share represented by such Certificate would otherwise escheat to or become the property of any Governmental Body, any cash, Parent Common Stock, cash dividends or distribution in respect of any share represented by such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.7 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. The Surviving Corporation will pay such withheld amounts to the appropriate taxing authority.

Section 3.8 Dividends and Distributions. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing Parent Common Stock: (a) at the time of the surrender of the Certificate in exchange for which such record holder received such Parent Common Stock or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender.

ARTICLE IV

CLOSING

Section 4.1 Closing Date. The Closing shall be consummated at 10:00 a.m., local time, on the second business day following the day on which the last of the conditions set forth in Articles IX and X have been satisfied or waived at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Parent, the Company and the Shareholder Representative. The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date.”

Section 4.2 Filing Articles of Merger and Effectiveness. Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in Article IX or Article X, as the case may be, at the Closing the parties shall cause the Merger to be consummated by filing Articles of Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with the laws of the State of North Carolina, in the office of the Secretary of State of the State of North Carolina. The Merger shall become effective upon such filing as provided by the NCBCA. The date and time on such date of effectiveness of the Merger are herein called, respectively, the “Effective Date” and the “Effective Time.”

Section 4.3 Parent’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article IX, at the Closing Parent shall deliver to the Shareholder Representative all of the following:

(a) a copy of the Amended and Restated Certificate of Incorporation of Parent, as amended (the “Parent Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Shareholder Representative, as to: (i) no amendments to the Parent Charter since a specified date; (ii) the By-laws of Parent; (iii) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement;

(d) the certificate contemplated by Section 10.1, duly executed by an authorized officer of Parent;

(e) an opinion of counsel to Parent and Sub, dated the Closing Date, substantially in the form of Exhibit E; and

(f) an Escrow Agreement, dated the Closing Date, in the form of Exhibit F with such changes thereto as the Escrow Agent may reasonably request (the “Escrow Agreement”), duly executed by an authorized officer of Parent.

Section 4.4 Sub’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Closing Sub shall deliver to the Shareholder Representative all of the following:

(a) a copy of the Articles of Incorporation of Sub, certified as of a recent date by the Secretary of State of the State of North Carolina;

(b) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of North Carolina;

(c) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Shareholder Representative, as to: (i) no amendments to the Articles of Incorporation of Sub since a specified date; (ii) the Bylaws of Sub; (iii) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated hereby; (iv) the written consent of Parent approving this Agreement in accordance with Section 55-7-04 of the NCBCA; and (v) the incumbency and signatures of the officers of Sub executing this Agreement; and

(d) the certificate contemplated by Section 10.1, duly executed by an authorized officer of Sub.

Section 4.5 The Company’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at the Closing the Company shall deliver to Parent all of the following:

(a) a copy of the Amended and Restated Articles of Incorporation of the Company (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of North Carolina;

(b) a certificate of good standing of the Company and each of the Subsidiaries, issued as of a recent date by the Secretary of State of the state in which each entity is incorporated or organized;

(c) a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to: (i) no amendments to the Company Charter since a specified date; (ii) the Company’s Bylaws; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated hereby; (iv) the resolutions of the

Shareholders approving the Merger and this Agreement in accordance with Section 55-11-03 of the NCBCA or the written consent of the Shareholders approving the Merger and this Agreement in accordance with Section 55-7-04 of the NCBCA; and (v) incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

(d) the certificates contemplated by Sections 9.1, 9.2, 9.6(a), 9.6(b) and 9.7, each duly executed by the Chief Executive Officer and Chief Financial Officer of the Company;

(e) the certificate contemplated by Section 9.1, duly executed by the Shareholder Representative;

(f) all consents, waivers or approvals that may have been obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

(g) duly executed resignations, effective as of the Effective Time, of each of the officers specified in Schedule 4.5(g) and the directors of the Company;

(h) evidence reasonably satisfactory to Parent regarding the termination of the agreements set forth in Schedule 4.5(h);

(i) an opinion of counsel to the Company, dated the Closing Date, substantially in the form of Exhibit G; and

(j) the Escrow Agreement duly executed by the Shareholder Representative.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Sub to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth on the disclosure schedule delivered by the Company to Parent and Sub on the date of this Agreement (which disclosure schedule shall be arranged in separate schedules corresponding to the numbered and lettered sections contained in this Article V) (the “Disclosure Schedule”), the Company represents and warrants to Parent and Sub and agrees as follows:

Section 5.1 Organization and Authority of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 5.1(a) of the Disclosure Schedule, which jurisdictions are the only ones in which the ownership or leasing of its properties and assets or the conduct of its business requires such qualification other than such jurisdictions where the failure to so qualify would not have a material adverse effect on the assets, business, operations, liabilities, profits, Prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, and the Company has not received from any jurisdiction other than those listed on Schedule 5.1(a) of the Disclosure Letter any written demand, request or other indication that the Company so qualify in such jurisdiction. The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. The Company has delivered to Parent true and complete copies of the Company Charter, the Company’s Bylaws and the Company’s minute books, and such minute books contain true and complete records of all meetings and other corporate action taken by the Board of Directors of the Company and the Shareholders. The Company is in compliance with the provisions of the Company Charter and the Company’s Bylaws.

(b) Subject to approval of this Agreement by the Shareholders in accordance with Section 7.1, the Company has all requisite power and authority to execute, deliver and perform this Agreement and each of the Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized, approved and adopted by the Company’s Board of Directors and, except for the approval of this Agreement by the Shareholders in accordance with Section 7.1 and the filing contemplated by Section 4.2, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by each of Parent, Sub and the Shareholder Representative) is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of the Company enforceable in accordance with its terms, all except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) Except as set forth on Schedule 5.1(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of the Company’s or the Subsidiaries’ assets, under (1) the Company Charter, the Company’s Bylaws or similar organizational documents of the Subsidiaries, (2) any Company Agreement, (3) any note, instrument, mortgage, agreement, lease, franchise, license, permit or other authorization, right, restriction or obligation to which the Company or any Subsidiary is a party or any of their respective assets or business is subject or by which the Company or any Subsidiary is bound, (4) any Court Order to which the Company or any Subsidiary is a party or by which any of their respective assets or business is subject or by which the Company or any Subsidiary is bound or (5) any Requirements of Law applicable to the Company, the Subsidiaries or their respective assets or business, other than, in the case of clause (2) or (3), any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not materially impair the ability of the Company to perform its obligations hereunder, have a material adverse effect on the assets, business, operations, liabilities, profits, Prospects or condition (financial or otherwise) of the Company or any Subsidiary, taken as a whole, or prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by the Company or any Subsidiary of any declaration, filing or registration with, any Person, except as provided under the HSR Act and except for the filing contemplated by Section 4.2.

Section 5.2 Capital Structure. (a) Schedule 5.2(a) of the Disclosure Schedule sets forth the name of each Shareholder and the number of Shares owned of record by each such Shareholder. Schedule 5.2(a) of the Disclosure Schedule also sets forth the number of shares of Company Common Stock into which each share of Company Preferred Stock is convertible.

(b) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 7,300,000 shares of Company Preferred Stock. Of the Company Preferred Stock, 623,928 shares have been designated Series A Preferred Stock, 2,460,612 shares have been designated Series A-2 Preferred Stock, 351,516 shares have been designated Series A-3 Preferred Stock, 3,787,879 shares have been designated Series B Preferred Stock and 76,065 shares have not been designated.

(c) At the close of business on the date of this Agreement:

(i) no shares of Company Common Stock or Company Preferred Stock were held in the treasury of the Company or by any Subsidiary of the Company;

(ii) 7,580,094 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable;

(iii) 571,428 shares of Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are convertible into 672,268 shares of Company Common Stock;

(iv) 2,460,612 shares of Series A-2 Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are convertible into 2,460,612 shares of Company Common Stock;

(v) 351,516 shares of Series A-3 Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are convertible into 351,516 shares of Company Common Stock;

(vi) 3,787,879 shares of Series B Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and are convertible into 3,787,879 shares of Company Common Stock;

(vii) 2,000,000 shares of Company Common Stock were reserved for issuance pursuant to the Management Systems Associates, Inc. d/b/a a4 Health Systems

Stock Option Plan (the “MSA Plan”); 800,000 shares of Company Common Stock were reserved for issuance pursuant to the Healthmatics, Inc. 1999 Stock Plan (the “Healthmatics Plan”); 100,000 shares of Company Common Stock were reserved for issuance pursuant to the Nine Rivers Technology Corporation Stock Option Plan (the “Nine Rivers Plan”); and 1,967,175 shares of Company Common Stock were reserved for issuance pursuant to the a4 Health Systems 2000 Stock Plan (the “A4 Plan” and, collectively with the MSA Plan, the Healthmatics Plan and the Nine Rivers Plan, the “Company Stock Plans”);

(viii) options to purchase 2,610,285 shares of Company Common Stock pursuant to the Company Stock Plans are outstanding; and

(ix) warrants (the “Company Warrants”) to purchase 179,349 shares of Company Common Stock and 52,500 shares of Series A Preferred Stock, convertible into 61,764 shares of Company Common Stock, are outstanding.

(d) The Company Stock Plans are the only benefit plans of the Company or the Subsidiaries under which any securities of the Company or any of the Subsidiaries are issuable. As of the date hereof, except as set forth in Section 5.2(c), no Shares or other voting securities of the Company are issued, reserved for issuance or outstanding.

(e) Schedule 5.2(e) of the Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under the Company Stock Plans (collectively, the “Company Stock Options”), including the name of the holder, date of grant, exercise price and number of Shares subject thereto, the plan under which such Company Stock Option was granted, whether such Company Stock Option is an incentive stock option under Section 422 of the Code and whether the option is vested or exercisable. Except as set forth on Schedule 5.2(e) of the Disclosure Schedule, there will be no acceleration in the vesting of any Company Stock Option as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, no Company Stock Options have been exercised.

(f) Except for the Company Stock Options and the Company Warrants and except as set forth in Schedule 5.2(f) of the Disclosure Schedule, there are no agreements, arrangements, options, warrants, calls, rights, puts or commitments of any character to which the Company or any Subsidiary is a party, or, to the knowledge of the Company, to which any other Person is a party, relating to the issuance, sale, purchase or redemption of any Shares or other equity interests or equity equivalents of the Company or any of the Subsidiaries, whether on conversion of other securities or otherwise, or obligating the Company or any of the Subsidiaries to grant, extend or enter into any such agreement, arrangement, option, warrant, call, right, put or commitment, and there are no outstanding contractual rights to which the Company or any Subsidiary is a party, the value of which is based on the value of any Shares.

(g) Except as set forth in the Company Charter or in Schedule 5.2(g) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to and, to the knowledge of the Company, there does not exist any shareholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any Shares. True and complete copies of the agreements and other instruments referred to on Schedule 5.2(f) of the Disclosure Schedule have been delivered to Parent.

(h) Neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter.

(i) None of the Shares has been issued in violation of, or is subject to, any preemptive or subscription rights that have not been waived, and all of the Shares have been offered, issued, sold and delivered by the Company in material compliance with all applicable federal and state securities laws.

(j) Schedule 5.2(j) of the Disclosure Schedule sets forth as of the date hereof, the unpaid Accrued Dividends (whether or not declared) with respect to each series of Company Preferred Stock, and no share of any series of Company Preferred Stock is entitled to any Accrued Dividends (whether or not declared) other than the Accrued Dividends (whether or not declared) to which each other share of such series of Company Preferred Stock is entitled. Except as set forth in Schedule 5.2(j) of the Disclosure Schedule, there are no declared and unpaid dividends or other distributions with respect to any of the Shares.

Section 5.3 Subsidiaries and Investments. (a) Except for the Subsidiaries, the Company does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (b) control any Person. Except for the Subsidiaries and except as set forth in Schedule 5.3 of the Disclosure Schedule, since January 1, 1999, the Company has not, directly or indirectly, (y) owned, of record or beneficially, any outstanding voting securities of or other equity interests in any Person (other than publicly traded securities held for investment purposes) or (z) controlled any Person.

(b) Each Subsidiary is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction listed under its name in Schedule 5.3 of the Disclosure Schedule, which jurisdictions are the only ones in which the ownership or leasing of such Subsidiary’s assets and properties or the conduct of such Subsidiary’s business requires such qualification other than such jurisdictions where the failure to so qualify would not have a material adverse effect on the assets, business, operations, liabilities, profits, Prospects or condition (financial or otherwise) of the Company and such Subsidiary, taken as a whole, and no Subsidiary has received from any jurisdiction other than those listed in Schedule 5.3 of the Disclosure Schedule any written demand, request or other indication that such Subsidiary so qualify in such jurisdiction. Each Subsidiary has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(c) True and complete copies of the certificate or articles of incorporation and all amendments thereto, the bylaws, as amended to date, and any similar organizational documents of each of the Subsidiaries have been delivered to Parent.

(d) Schedule 5.3 of the Disclosure Schedule sets forth the authorized capital stock of each Subsidiary that is a corporation and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of each such Subsidiary. Except as set forth in Schedule 5.3 of the Disclosure Schedule and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character to which the Company or any Subsidiary is a party, or, to the knowledge of the Company, any other Person is a party, relating to the issuance, sale, purchase or redemption of any shares of capital stock or membership interests, as the case may be, of any of the Subsidiaries. All of the outstanding shares of capital stock or membership interests, as the case may be, of each of the Subsidiaries are validly issued, fully paid and nonassessable. Except as set forth in Schedule 5.3 of the Disclosure Schedule, all of the outstanding shares of capital stock or membership interests, as the case may be, of each of the Subsidiaries are owned by the Company of record and beneficially free from all Encumbrances.

Section 5.4 Financial Statements; Internal Controls. (a) Schedule 5.4 of the Disclosure Schedule contains (i) the audited consolidated balance sheet of the Company as of December 31, 2002 and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year then ended, together with the appropriate notes to such financial statements, (ii) the unaudited consolidated balance sheets of the Company as of December 31, 2003, December 31, 2004 and December 31, 2005, respectively, and the related consolidated statement of income and cash flows (other than cash flows for the twelve months ended December 31, 2005) for each fiscal year then ended, and (iii) the unaudited consolidated balance sheet of the Company as of September 30, 2005 and the related consolidated statement of income for the nine-month period then ended. Except as set forth therein or in the notes thereto, such financial statements have been prepared in conformity with United States generally accepted accounting principles consistently applied (“GAAP”) and present fairly the consolidated financial position, results of operations and cash flows of the Company as of their respective dates and for the respective periods covered thereby except that the financial statements described in clauses (ii) and (iii) do not contain footnotes and the financial statements as of and for the nine months ended September 30, 2005 described in clause (iii) are subject to normal year-end adjustments that are not individually or in the aggregate material.

(b) The Company’s system of internal control over financial reporting is effective in providing reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

Section 5.5 No Undisclosed Liabilities. Except as set forth on Schedule 5.5 of the Disclosure Schedule, the Company and the Subsidiaries are not subject to any liability (whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for on the Balance Sheet, other than (a) liabilities shown on the Balance Sheet or the notes thereto, (b) immaterial liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on the Balance Sheet or (c) liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that are of the same size and scope as those incurred prior to the Balance Sheet Date.

Section 5.6 Operations Since the Balance Sheet Date. (a) Since December 31, 2004, there has been no material adverse change in the assets, business, operations, liabilities, profits, Prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, and since the Balance Sheet Date, there has been no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking materially and adversely affecting any of the assets, business, operations, condition or Prospects of the Company or the Subsidiaries, taken as a whole.

(b) Except as set forth on Schedule 5.6 of the Disclosure Schedule, since the Balance Sheet Date, each of the Company and the Subsidiaries has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth on Schedule 5.6 of the Disclosure Schedule, each of the Company and the Subsidiaries has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.6.

Section 5.7 Taxes. (a) Except as set forth on Schedule 5.7 of the Disclosure Schedule: (i) each of the Company and the Subsidiaries has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Company and the Subsidiaries for the periods covered thereby, and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) due and owing by the Company and the Subsidiaries have been timely paid; (iv) no waiver is currently in effect by which either the Company or any Subsidiary has waived any statute of limitations in respect of Taxes and neither the Company nor any Subsidiary has received any currently outstanding request to waive any statute of limitations in respect of any Tax; (v) the United States federal and the North Carolina Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or, to the knowledge of the Company, threatened with respect to Taxes of the Company and the Subsidiaries and, to the knowledge of the Company, no basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company or the Subsidiaries (other than this Agreement) will terminate prior to the Effective Time and neither the Company nor the Subsidiaries will have any liability thereunder on or after the Effective Time; (ix) there are no liens for Taxes upon the assets of the Company or the Subsidiaries except liens relating to current Taxes not yet due; (x) all Taxes which the Company or any Subsidiary is required by law to withhold have been duly withheld and have been paid or accrued, reserved against and entered on the books of the Company; (xi) all material Taxes which the Company or any Subsidiary is required to collect for payment from any other Person have been duly collected and have been paid or accrued, reserved against and entered on the books of the Company; (xii) each of the Company and the Subsidiaries has not been a member of any Company Group other than a group of which the Company is the common parent and neither the Company nor the Subsidiaries has had at any time any direct or indirect ownership in any corporation, partnership, limited liability company, trust, joint venture or other entity; and (xiii) neither the Company nor the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”), and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

(c) Except as set forth on Schedule 5.7 of the Disclosure Schedule, (i) no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement (including the payment of the Employee Bonus), an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and (ii) no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement (including the payment of the Employee Bonus), be (or under Section 280G of the Code be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

Section 5.8 Governmental Permits. (a) Each of the Company and the Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, variances, immunities, approvals and other authorizations from Governmental Bodies that are necessary to entitle it to own or lease, operate and use its properties and assets and to carry on and conduct its business substantially as conducted, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof (collectively, the “Governmental Permits”). Schedule 5.8 of the Disclosure Schedule sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Parent.

(b) Except as set forth on Schedule 5.8 of the Disclosure Schedule: (i) each of the Company and the Subsidiaries has fulfilled and performed its obligations under each Governmental Permit, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit or that might adversely affect the rights of the Company or any Subsidiary under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company or any Subsidiary; (iii) each of the Governmental Permits is valid, subsisting and in full force and effect; and (iv) the consummation of the transactions contemplated by this Agreement will not, in the absence of consent, approval or act of, or the making of any filing with, any Governmental Body, cause a breach or default under any such Governmental Permit or permit revocation or termination of any such Governmental Permit or adversely affect the rights of the Company or any Subsidiary under any such Governmental Permit.

Section 5.9 Real Property. (a) Schedule 5.9(a) of the Disclosure Schedule sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, the location of the real property covered thereby and the annual rental, expiration date and renewal and purchase options, if any thereunder) under which the Company or any Subsidiary is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”). Except as set forth on Schedule 5.9(a) of the Disclosure Schedule, the Company or a Subsidiary has the right to quiet enjoyment of all the Leased Real Property described on Schedule 5.9(a) of the Disclosure Schedule for the full term of each such lease or similar agreement (and any renewal option relating thereto), and the leasehold or other interest of the Company or a Subsidiary in such Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Except as set forth on Schedule 5.9(a) of the Disclosure Schedule, and except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company or any Subsidiary.

(b) Schedule 5.9(b) of the Disclosure Schedule contains a list of (i) each parcel of real property owned by the Company or any Subsidiary (the “Owned Real Property”) and (ii) each option, right of first refusal, right of first offer or similar right held by the Company or any Subsidiary to acquire any real property. Except as set forth in Schedule 5.9(b) of the Disclosure Schedule, the Company has good, marketable and insurable title in fee simple absolute to all of its Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. To the knowledge of the Company, all buildings, structures and other improvements on the Owned Real Property (i) conform in all material respects with all applicable Requirements of Laws, including zoning laws, and (ii) do not encroach on property of others. Except as set forth on Schedule 5.9(b) of the Disclosure Schedule, each of the Company and the Subsidiaries has fulfilled and performed all its obligations, and all obligations binding upon any of its Owned Real Property, under each of the Encumbrances to which any Owned Real Property is subject, and neither the Company or the Subsidiaries nor any Owned Real Property is in any material respect in breach or default (with or without the giving of notice, the passage of time or both) under, or in violation of or noncompliance with, any such Encumbrances. All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Owned Real Property for the conduct of the Company’s business as currently conducted, and the Owned Real Property has unrestricted access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Body. Complete and correct copies of any title opinions, surveys and appraisals in the Company’s or any Subsidiary’s possession or any policies of title insurance currently in force and in the possession of the Company or the Subsidiaries with respect to each parcel of Owned Real Property have heretofore been delivered by the Company to Parent.

(c) Neither the whole nor any part of any real property leased, used or occupied by the Company or any Subsidiary is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

(d) To the knowledge of the Company, there is no Environmental Property Transfer Act that applies to the transactions contemplated by this Agreement.

Section 5.10 Personal Property Leases. Schedule 5.10 of the Disclosure Schedule contains a list of all leases or other agreements or rights, whether written or oral, under which the Company or any Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company or any Subsidiary without penalty or payment on 60 days’ or less notice or which provides for annual lease payments of less than $50,000.

Section 5.11 Intellectual Property; Software. (a) Schedule 5.11(a) of the Disclosure Schedule contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, the expiration date and the number, if any) of all (i) Copyrights that have been filed with, issued or registered by any Governmental Body and in which the Company or any Subsidiary has an ownership interest; (ii) Patent Rights that have been filed with, issued or registered by any Governmental Body and in which the Company or any Subsidiary or any of their respective employees has an ownership interest; (iii) Trademarks that have been filed with, issued or registered by any Governmental Body and in which the Company or any Subsidiary has an ownership interest; (iv) Copyrights and Trademarks not described in clause (i) or clause (iii) which are material to the Company or any Subsidiary and in which the Company or any Subsidiary has an ownership interest; and (v) contracts to which the Company or any Subsidiary is a party which grant to the Company or any Subsidiary any license of any Copyright, Patent Right or Trademark of any other Person (other than shrinkwrap or other commercially available off-the-shelf software products licensed by the Company or any Subsidiary).

(b) Schedule 5.11(b) of the Disclosure Schedule contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company or any Subsidiary, including Software used by the Company or any Subsidiary in its operations or incorporated into its products.

(c) Schedule 5.11(c) of the Disclosure Schedule contains a list of all agreements, contracts, licenses, sublicenses and assignments to which the Company or any Subsidiary is a party (other than any Customer Contract) and which relate to (i) any Copyrights, Patent Rights or Trademarks listed on Schedule 5.11(a) of the Disclosure Schedule, (ii) any Trade Secrets owned by, licensed to or used by the Company or any Subsidiary or (iii) any Software listed on Schedule 5.11(b) of the Disclosure Schedule (other than shrinkwrap or other commercially available off-the-shelf software products licensed by the Company or any Subsidiary). Except to the extent provided in the agreements, contracts, licenses, sublicenses and assignments listed in Schedule 5.11(c) of the Disclosure Schedule, any Customer Contract or any shrinkwrap or other commercially available off-the-shelf software products licensed by the Company or any Subsidiary, neither the Company nor any Subsidiary has agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property.

(d) Except as disclosed on Schedule 5.11(d) of the Disclosure Schedule, the Company or a Subsidiary either: (i) owns the entire right, title and interest in and to the Intellectual Property required to be listed on Schedule 5.11(a) of the Disclosure Schedule, free and clear of Encumbrances except for Permitted Encumbrances or (ii) has the perpetual, royalty-free right to use the same. Except as set forth on Schedule 5.11(d) of the Disclosure Schedule, the Company or a Subsidiary is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration identified on Schedule 5.11(a) or (b) of the Disclosure Schedule as being owned by the Company or a Subsidiary, as the case may be.

(e) Except as disclosed on Schedule 5.11(e) of the Disclosure Schedule: (i) all registrations for Copyrights, Patent Rights and Trademarks identified on Schedule 5.11(a) of the Disclosure Schedule as being owned by the Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and, to the knowledge of the Company, in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company or any Subsidiary is valid and enforceable; (iii) each of the Company and the Subsidiaries has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by the Company or the Subsidiaries, and to the knowledge of the Company, there is no basis for any such action; (iv) each of the Company and the Subsidiaries has taken all actions reasonably necessary to protect the Copyrights, Trademarks, Software, Patent Rights or Trade Secrets owned by the Company and to the extent the Company or any Subsidiary has elected to register any such Intellectual Property, each of the Company and the Subsidiaries has taken or is taking all actions necessary to protect such registration; and (v) neither the Company nor any Subsidiary is in material breach of any agreement affecting the Intellectual Property used by the Company or any Subsidiary and neither the Company nor any Subsidiary has taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property used by the Company or any Subsidiary.

(f) Except as set forth on Schedule 5.11(f) of the Disclosure Schedule: (i) no infringement, misappropriation or violation of any Intellectual Property right of any other Person has occurred or results in any way from the operations, products, Software or processes used in the Company’s or the Subsidiaries’ business; (ii) no claim of any infringement, misappropriation or violation of any Intellectual Property right of any other Person has been made or asserted in respect of the operations of the Company’s or the Subsidiaries’ business; (iii) no claim of invalidity of any Copyright, Trademark, Patent Right, Software or Trade Secret owned by the Company or any Subsidiary has been made; (iv) no proceedings are pending or, to the knowledge of the Company, threatened, which challenge the validity, ownership or use of any Intellectual Property owned by the Company or any Subsidiary; and (v) neither the Company nor any Subsidiary has received written notice of any claim that the operations, activities, products, Software, equipment, machinery or processes used in the Company’s or the Subsidiaries’ business infringe, misappropriate, dilute or violate any Intellectual Property right of any other Person and, to the knowledge of the Company, there is no basis for any such claim.

(g) Except as disclosed on Schedule 5.11(g) of the Disclosure Schedule: (i) the Software required to be listed on Schedule 5.11(b) of the Disclosure Schedule is not subject to any transfer, assignment, change of control, site, equipment or other operational limitations that would materially adversely affect the Company’s use of such Software after the Effective Time; (ii) each of the Company and the Subsidiaries has maintained and protected the Software that it owns (the “Owned Software”) (including source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, Trade Secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) each of the Company and the Subsidiaries has copies of each release or separate version of the Owned Software that is currently subject to maintenance obligations by the Company or any Subsidiary so that the same may be subject to registration in the United States Copyright Office; (v) each of the Company and the Subsidiaries has complete and exclusive right, title and interest in and to the Owned Software; (vi) each of the Company and the Subsidiaries has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company and the Subsidiaries or Persons who have assigned to the Company or any Subsidiary all of their right, title and interest in and to the Owned Software); (vii) the Owned Software does not infringe, misappropriate or violate any Intellectual Property of any other Person; (viii) each release or separate version of the Owned Software that is currently subject to maintenance obligations by the Company or any Subsidiary includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all such releases or such versions; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (x) the Owned Software is not licensed pursuant to a so-called “open source” license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called “open source” license; (xi) the Owned Software complies with all applicable Requirements of Law relating to the export or reexport of the same; and (xii) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the United States Department of Commerce and/or the United States State Department.

(h) Except as disclosed on Schedule 5.11(h) of the Disclosure Schedule, the Owned Software operates in accordance with and conforms in all material respects to any specifications, manuals, guides, descriptions or other similar documentation, in written or electronic form, made available by the Company or the Subsidiaries to customers, end-users and resellers. The Software included in, and the computing systems and networks used by the Company or the Subsidiaries to provide, the Owned Software (i) are free of all software code that is intentionally designed to disable the Owned Software or damage property, including viruses, worms, trojan horses and other known contaminants, (ii) do not contain any material errors or problems of a material nature that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, (iii) have not been subject to any breach, penetration or intrusion by an unauthorized third party, (iv) have not been licensed to any third party except for customers of the Company or the Subsidiaries in the ordinary course of business and (v) are not licensed pursuant to an “open source” license, do not incorporate and are not based on any software that is licensed pursuant to an “open source” license.

(i) Except as disclosed on Schedule 5.11(i) of the Disclosure Schedule, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company, the Subsidiaries or any of their respective predecessors in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company or a Subsidiary is deemed to be the original owner/author of all rights, title and interest therein or (ii) has executed an assignment or an agreement to assign in favor of the Company or a Subsidiary (or such predecessor in interest, as applicable) of all right, title and interest in such Intellectual Property.

(j) Except as disclosed on Schedule 5.11(j) of the Disclosure Schedule, neither the Company nor any Subsidiary has granted to any third Person any ownership rights, exclusive rights or any rights to sublicense any of the products it develops or sells or any Intellectual Property relating to such products to any third Persons.

Section 5.12 Title to Property. Except as set forth on Schedule 5.12 of the Disclosure Schedule and except for assets disposed of in the ordinary course of its business, each of the Company and the Subsidiaries has good and marketable title to each item of equipment and other property reflected on the Balance Sheet or thereafter acquired, free and clear of Encumbrances except for Permitted Encumbrances.

Section 5.13 No Violation, Litigation or Regulatory Action. Except as set forth on Schedule 5.13 of the Disclosure Schedule:

(i) neither the Company or the Subsidiaries nor any of their respective properties or assets is subject to any Court Order;

(ii) the assets of the Company and the Subsidiaries and their uses comply in all material respects with all applicable Requirements of Law and Court Orders;

(iii) each of the Company and the Subsidiaries has complied in all material respects with all Requirements of Law and Court Orders that are applicable to its assets or business;

(iv) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, against or affecting the Company or the Subsidiaries, and there are no lawsuits, suits or proceedings pending in which the Company or any Subsidiary is the plaintiff or claimant; and

(v) there is no action, suit or proceeding against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

Section 5.14 Contracts. Except as set forth on Schedule 5.14 of the Disclosure Schedule or any other Schedule of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by:

(a) any contract for the purchase, sale or lease of real property;

(b) any contract for the purchase of services, supplies, equipment or raw materials which involved the payment of more than $60,000 in the fiscal year ended December 31, 2005, which the Company or any Subsidiary reasonably anticipates will involve the payment of more than $60,000 in the fiscal year ending December 31, 2006 or which extends beyond January 1, 2007;

(c) any contract for services provided by the Company or any Subsidiary to any customer or other third Person, including maintenance and support services (including Software support), training and consulting services and the Company’s application hosting service (collectively, the “Customer Contracts”), and standard forms of such Customer Contracts are attached as exhibits to Schedule 5.14 of the Disclosure Schedule;

(d) any contract for the purchase or development of Software by, or on behalf of, the Company or the licensing of third-party Software by the Company;

(e) any consignment, distributor, dealer, reseller, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(f) (i) any contract relating to the disposition or acquisition by the Company or any Subsidiary since January 1, 2002 of material properties or assets or (ii) any partnership, joint venture (including joint development, joint distribution or strategic alliance), franchise or other similar agreement or arrangement;

(g) any agreement or instrument that provides for, or relates to, the incurrence by the Company or any Subsidiary of debt for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(h) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others or any contract the primary content of which involves an indemnification or similar obligation on the part of the Company or any Subsidiary;

(i) any agreement that (i) limits or restricts where the Company or any of its Affiliates may conduct business or the right of the Company or any of its Affiliates to sell or distribute any products or services to any Person, (ii) contains any covenant or provision prohibiting the Company or any of its Affiliates from engaging in any line or type of business or (iii) grants any exclusive rights to make, sell or distribute the Company’s or any Subsidiaries’ products or services;

(j) any “standstill” or similar agreement that restricts the Company’s or any Subsidiary’s right to acquire any security or business;

(k) any contract with a Governmental Body; or

(l) any contract not made in the ordinary course of business.

Section 5.15 Status of Contracts. Except as set forth on Schedule 5.15 of the Disclosure Schedule or on any other Schedule of the Disclosure Schedule, each of the leases, contracts, licenses and other agreements listed on Schedules 5.9(a), 5.9(b), 5.10, 5.11(c), 5.14 or 5.17(a) of the Disclosure Schedule (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not, in the absence of the consent, approval or act of, or the making of any filing with, any Person, other than the consents with respect to the contracts listed in Schedule 5.1(c) of the Disclosure Schedule, cause a breach or default under or the forfeiture or impairment of any rights under any such Company Agreement. Neither the Company nor any Subsidiary is in, or, to the knowledge of the Company, is alleged to be in, breach or default under, nor is there or, to the knowledge of the Company, is there alleged to be any basis for termination of, any of the Company Agreements, and to the knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, any Subsidiary or, to the knowledge of the Company, by any other such party. Neither the Company nor any Subsidiary is currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Parent.

Section 5.16 Insurance. The Company maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business. Schedule 5.16 of the Disclosure Schedule sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company on the date hereof. The Company has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.

Section 5.17 Employees and Related Agreements; ERISA. (a) Set forth in Schedule 5.17(a) of the Disclosure Schedule is a list of each Company Plan. As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Affiliates or as to which the Company or any of its Affiliates has contributed or otherwise may have any liability.

(b) Each Company Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and no event has occurred which would cause any such plan to cease being so qualified. Except as set forth on Schedule 5.17(b) of the Disclosure Schedule, each Company Plan complies in all material respects with its terms and, where applicable, the requirements of ERISA and the Code. Each of the Company and the Subsidiaries has complied in all material respects with the health care continuation requirements of Section 601, et seq. of ERISA with respect to its employees and their spouses, former spouses and dependents. Neither the Company nor any Subsidiary is a party to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(c) The Company has delivered or caused to be made available to Parent, with respect to each Company Plan, correct and complete copies of (i) all plan documents and amendments, trust agreements and insurance contracts, (ii) the most recent Internal Revenue Service determination letter, (iii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed, (iv) the current and, to the extent available, the prior summary plan description and (v) the most recent financial statements.

(d) At no time since January 1, 2000 has the Company, or any entity which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code, maintained, contributed to or had any liability under a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Each of the Company and the Subsidiaries has no obligations under any Company Plan or otherwise to provide health benefits to former employees of the Company or the Subsidiaries, except as specifically required by Section 4980B of the Code.

(e) Neither the Company or the Subsidiaries nor, to the knowledge of the Company, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Plan which could subject any such Plan (or its related trust) or the Company, the Subsidiaries or any officer, director or employee of the Company or the Subsidiaries to the penalty or Tax under Section 402(i) or Section 402(l) of ERISA or Section 4975 of the Code.

(f) There is no pending or, to the knowledge of the Company, threatened, claim which alleges any violation of ERISA or any other law (i) by or on behalf of any Company Plan or (ii) by any employee of the Company, the Subsidiaries or any plan participant or beneficiary against any such plan.

(g) Schedule 5.17(g) of the Disclosure Schedule contains a list of all (i) oral or written compensation plans, agreements or arrangements with current employees of the Company or the Subsidiaries, (ii) severance programs and policies of the Company or the Subsidiaries with or relating to their respective current employees, (iii) plans, programs, agreements and other arrangements of the Company or the Subsidiaries with or relating to their respective current employees containing change of control or similar provisions and (iv) any plan, agreement, arrangement, program or policy described in clause (i), (ii) or (iii) with or relating to any former employee of the Company or any Subsidiary with respect to which the Company or any Subsidiary has any continuing obligation or liability.

(h) Except as set forth in Schedule 5.17(h) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement, including this Agreement and the transactions contemplated hereby, that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) Schedule 5.17(i) of the Disclosure Schedule contains: (i) a list of all employees or commission salespersons of the Company and the Subsidiaries as of December 31, 2005; (ii) a list of all present or former employees or commission salespersons of the Company and the Subsidiaries paid in excess of $50,000 in the fiscal year ended December 31, 2005 who have terminated or given notice of their intention to terminate their relationship with the Company or any Subsidiary since December 31, 2004; (iii) a list of any increase, effective after December 31, 2004, in the rate of compensation of any employees or commission salespersons if such increase exceeds 5% of the previous annual salary of such employee or commission salesperson; and (iv) a list of all substantial changes in job assignments of, arrangements with or promotions or appointments of any employees or commission salespersons of the Company and the Subsidiaries whose compensation as of December 31, 2004 was in excess of $50,000 per annum. The Company has provided Parent with a true, complete and correct list of the Current Annual Compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company and the Subsidiaries) provided by the Company and the Subsidiaries to, any employee or commission salesperson of the Company or any Subsidiary as of December 31, 2005.

(j) (i) Neither the Company nor any Subsidiary is involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a “conflict of interest,” including direct or indirect interests in the business of competitors, suppliers or customers of the Company or the Subsidiaries, and (ii) there are no situations that involved or involve (A) the use of any funds of the Company or the Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from funds of the Company or the Subsidiaries or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the SEC or any other federal, foreign, state or local government agency or authority.

Section 5.18 Worker Safety and Environmental Laws. The properties, assets and past and present operations of the Company and the Subsidiaries have been and are in compliance in all material respects with all Requirements of Laws and Court Orders currently applicable thereto relating to public and worker health and safety and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or Release of Contaminants. Without limiting the generality of the foregoing,

(a) any asbestos-containing material which is on or part of any real property owned by the Company or the Subsidiaries or any Leased Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law in any material respect, and

(b) there is not now, nor to the knowledge of the Company has there ever been, on or in any Leased Real Property or real property owned by the Company or the Subsidiaries (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA or (ii) any underground storage tank or surface impoundment or landfill or waste pile.

Section 5.19 Employee Relations. Except as set forth on Schedule 5.19 of the Disclosure Schedule, each of the Company and the Subsidiaries has been in compliance in all material respects with all applicable Requirements of Law that relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. The Company believes that its relations with its employees are satisfactory. Neither the Company nor any Subsidiary is a party to, or affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees. Each of the Company and the Subsidiaries is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Company or the Subsidiaries. There has not been any union organizing or election activities involving any non-union employees of the Company or the Subsidiaries since January 1, 2004 and, to the knowledge of the Company, none are threatened.

Section 5.20 Customers and Suppliers. Set forth on Schedule 5.20 of the Disclosure Schedule is a list of names of the five largest customers by product (measured by dollar volume of sales) and the ten largest suppliers (measured by dollar volume of purchases) of the Company and the Subsidiaries and the percentage of the business of the Company and the Subsidiaries which such supplier or, with respect to such product, which each such customer represents or represented during the fiscal year ended December 31, 2004 and the fiscal year ended December 31, 2005. Except as set forth on Schedule 5.20 of the Disclosure Schedule, there exists no actual or, to the knowledge of the Company, threatened, termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company and the Subsidiaries with any of the customers listed on Schedule 5.20 of the Disclosure Schedule, or whose purchases individually or in the aggregate exceeded five percent of the Company’s sales with respect to any product during the fiscal year ended December 31, 2004 or the fiscal year ended December 31, 2005, or with any supplier listed on Schedule 5.20 of the Disclosure Schedule, or whose sales to the Company and the Subsidiaries individually or in the aggregate exceeded five percent of the Company’s and the Subsidiaries’ aggregate purchases from suppliers during the fiscal year ended December 31, 2004 or the fiscal year ended December 31, 2005, and there exists no present condition or state of facts or circumstances involving customers, suppliers or sales representatives that would materially adversely affect the Company’s or the Subsidiaries’ business or prevent the conduct of the Company’s or the Subsidiaries’ business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

Section 5.21 Availability of Assets. Except as set forth on Schedule 5.21 of the Disclosure Schedule, the assets owned, leased or licensed by the Company and the Subsidiaries constitute all the assets and properties used in, or necessary for, the operation of the business of the Company and the Subsidiaries (including all books, records, computers and computer programs and data processing systems), and all such assets are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

Section 5.22 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the ordinary course of business. All accounts receivable reflected on the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected on the Balance Sheet, and all accounts receivable to be reflected on the Valuation Date Balance Sheet will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected on the Balance Sheet.

Section 5.23 Product Liabilities. (a) Except as set forth on Schedule 5.23 of the Disclosure Schedule, neither the Company nor any Subsidiary has received a claim for or based upon breach of product warranty or product specifications or any other allegation of liability resulting from the sale of its products or the provision of services. The products sold or delivered (including the features and functionality offered thereby) or services rendered by the Company and the Subsidiaries comply in all material respects with (i) all Requirements of Law and (ii) all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services, copies of which have previously been made available to Parent.

(b) The product and service, engineering, development, manufacturing and quality control processes that have been and are being followed by the Company and the Subsidiaries are designed to produce products and services that (i) are consistent with the claims made about them by the Company in the sales brochures of the Company and the Subsidiaries and on the Company’s website, (ii) comply in all material respects with regulatory requirements applicable to the Company or any Subsidiary and (iii) avoid claims of the type described in Section 5.23(a).

(c) To the extent the products or services offered for sale to customers in connection with the business of the Company or its Subsidiaries perform the assignment of a code to a diagnosis, procedure, item or service, and to the extent that all information supplied by customers is accurate and entered accurately, all such code assignments conform to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Ninth Revision, Clinical Modification (ICD-9-CM), and other applicable coding systems and services, and resulting codes can be reasonably relied upon to create lawful claims for reimbursement by federal, state and commercial payors.

(d) Except as set forth on Schedule 5.23 of the Disclosure Schedule, none of the Customer Contracts contain any term or provision that (i) requires the Company or any

Subsidiary: (1) to deliver the source-code for any Software owned by the Company or any Subsidiary; (2) to provide maintenance, support or other services to any customer free of charge for any period of time (other than for a period not to exceed one year following the installation of a system); (3) to deliver any material modification to or materially enhanced functionality for any Software owned by the Company or any Subsidiary (other than updates or interfaces); or (4) to deliver a new or next generation Software, or (ii) prevents or restricts the Company or any Subsidiary from ceasing to provide support for any product after the end of the then current term of the Customer Contract.

Section 5.24 Transactions with Affiliates. (a) For purposes of this Section 5.24, the term “Affiliated Person” means (i) any holder of more than one percent of the Shares, (ii) any director or officer of the Company, (iii) any Person that directly or indirectly controls, is controlled by or is under common control with the Company or (iv) any member of the immediate family of any of such Persons and any Person that directly or indirectly controls, is controlled by or is under common control with any such immediate family member.

(b) Except as set forth on Schedule 5.24 of the Disclosure Schedule, since January 1, 2004, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company and the Subsidiaries), (iii) entered into or modified in any manner any contract with (except with respect to contracts in the capacity of an employer employee relationship) or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c) Except as set forth on Schedule 5.24 of the Disclosure Schedule, (i) the contracts of the Company and the Subsidiaries do not include any obligation or commitment between the Company or any Subsidiary, on the one hand, and any Affiliated Person, on the other hand, (ii) the assets of the Company and the Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary except for those obligations or commitments incurred in the ordinary course of business and (iii) the liabilities of the Company and the Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person except for such obligations or commitments incurred in the ordinary course of business.

(d) To the knowledge of the Company and except as set forth on Schedule 5.24 of the Disclosure Schedule, no Affiliated Person of the Company is a party to any Customer Contract or any contract with any supplier of the Company or any Subsidiary that affects in any manner the business of the Company or any Subsidiary. To the knowledge of the Company, no person employed by the Company or any Subsidiary is a relative of any officer or director of the Company.

Section 5.25 Warranties. Schedule 5.25 of the Disclosure Schedule sets forth (a) a specimen copy of the form of written warranties covering products sold or services rendered by the Company and the Subsidiaries which have not yet expired and (b) a summary of the warranty expense incurred by the Company and the Subsidiaries during each of its last three fiscal years. The reserve for liabilities with respect to warranty claims included in the allowance for doubtful accounts contained in the Balance Sheet fairly reflects in all material respects the amount required in accordance with GAAP to be shown thereon as of the Balance Sheet Date, and the reserve for such liabilities to be contained in the books and records of the Company on the Effective Date will fairly reflect in all material respects the amount required in accordance with GAAP to be shown thereon as of the Effective Date.

Section 5.26 Certain Business Practices and Regulations. (a) Except as set forth in Schedule 5.26 of the Disclosure Schedule, (i) neither the Company nor any Subsidiary is a “covered entity” as defined in 45 C.F.R. § 160.103; (ii) the only obligations of the Company or any Subsidiary with respect to “protected health information” as defined in 45 C.F.R. § 164.501 and “electronic protected health information” as defined in 45 C.F.R. § 160.103 are those contained in “business associate contracts” as described in 45 C.F.R. §§ 164.308(b)(1), 164.504(e)(2) to which the Company or any Subsidiary is a party; (iii) neither the Company nor any Subsidiary has received written notice from any customer that the Company or such Subsidiary should have entered into a “business associate contract” with such customer but has not entered into any such contract; (iv) the Company and, if applicable, the Subsidiaries are in compliance in all material respects with all provisions contained in each “business associate contract” to which the Company or any Subsidiary is a party; and (v) no product of the Company or any Subsidiary is subject to FDA approval.

(b) Since January 1, 2000, none of the Company, its Subsidiaries or any of their respective officers, directors, employees, or, to the Company’s knowledge, agents, consultants, or any other person acting on behalf of the Company or a Subsidiary (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or other Federal Health Care Program; (ii) has been debarred, excluded or suspended form participation in Medicare, Medicaid or other Federal Health Care Program; or (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act.

(c) None of the Company, its Subsidiaries or any of their respective officers, directors, employees, or, to the Company’s knowledge, agents consultants, or any other person acting on behalf of the Company or a Subsidiary (i) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (ii) to the knowledge of the Company is the target or subject of any current or potential investigation relating to any Medicare, Medicaid or other Federal Health Care Program-related offense.

(d) None of the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or consultants, or any other person acting on behalf of the Company has since January 1, 2000, engaged in any activity that is in violation of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations or other federal or state laws and regulations.

(e) The Company is not in receipt of any Form FDA-483 inspectional observations or “untitled” or warning letters from the FDA, or other similar communications from the FDA or comparable foreign Governmental Body; and there have been no recalls, field notifications, alerts or seizures requested or, to the knowledge of the Company, threatened relating to the products of the Company or any of its Subsidiaries. The products of the Company and each of its Subsidiaries, where required, are currently marketed under valid 510(k) or Pre-Market Approval Applications and the Company has no knowledge that FDA is considering limiting, suspending or revoking any such marketing approvals. The Company and its Subsidiaries have obtained all necessary regulatory approvals from any foreign Governmental Body related to the products distributed and sold by the Company or any of its Subsidiaries. The Company does not have knowledge of any false information or significant omission in any product application, registration, report, or other submission to the FDA or comparable foreign Governmental Body.

(f) Neither the Company nor any Subsidiary has engaged in any activity constituting fraud or abuse under any Requirements of Law relating to healthcare insurance or reimbursement, and no payments of either cash or other consideration to any person by or on behalf of the Company or the Subsidiaries has been made in violation of any applicable Requirements of Law.

Section 5.27 No Finder. Except for UBS Investment Bank LLC, the fees and expenses of which shall be paid by the Company, neither the Company or the Subsidiaries nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.28 Disclosure Materials. The materials (collectively, the “Disclosure Materials”) prepared, or to be prepared by the Company in accordance with Section 7.1, either in connection with obtaining the approval, at a duly convened meeting or by written consent, of the Shareholders of the Merger, this Agreement and the transactions contemplated hereby (the “Shareholder Approval”) or otherwise in connection with the transactions contemplated hereby comply or, when prepared by the Company and distributed to the Shareholders, will comply with the provisions of the NCBCA and will not, at the time of the distribution of the Disclosure Materials, at the time the Company obtains the Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that the Company makes no representation with respect to information concerning Parent or Sub supplied by Parent to the Company for inclusion in the Disclosure Materials.

Section 5.29 Takeover Statutes and Charter Provisions. Except as set forth on Schedule 5.29 of the Disclosure Schedule, to the knowledge of the Company, none of the provisions of the Company Charter, the Company’s Bylaws or Article 9 or 9A of the NCBCA are applicable to the Merger, this Agreement, the Parent Ancillary Agreements explicitly referenced herein or the Company Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 5.30 Required Vote of Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock and the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, are required to approve this Agreement. No other vote of the Shareholders is required by law, the Company Charter or the Company’s Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement.

Section 5.31 Disclosure. None of the representations or warranties of the Company contained in this Article V, none of the information contained in the Disclosure Schedule, and none of the other information or documents furnished to Parent or any of its representatives by the Company or its representatives pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

Section 5.32 Indemnity Claims under Acquisition Agreements. (a) Schedule 5.32(a) of the Disclosure Schedule sets forth each stock purchase agreement, merger agreement, asset purchase agreement or other acquisition agreement entered into by the Company or any Subsidiary under which any claim for indemnification by the Company, any Subsidiary or any third Person may be made (each, an “Acquisition Agreement”).

(b) Except as set forth in Schedule 5.32(b) of the Disclosure Schedule, no claim for indemnification has been made by the Company, any Subsidiary or any third Person under any Acquisition Agreement, and to the Company’s knowledge, there is no current basis for any such claim.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Sub hereby jointly and severally represent and warrant to the Company and agree as follows:

Section 6.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized and validly existing under the laws of the State of North Carolina. Each of Parent and Sub has full power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted.

Section 6.2 Authority; Conflicts. (a) Parent has all requisite power and authority to execute, deliver and perform this Agreement and each of the Parent Ancillary Agreements. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by its Board of Directors and do not require any further authorization or consent of Parent or its stockholders. This Agreement has been duly authorized, executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by each of the Company, Sub and the Shareholder Representative) is the legal, valid and binding obligation of Parent enforceable in accordance with its terms, and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Parent enforceable in accordance with its terms, all except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) Sub has all requisite power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Sub have been duly authorized, approved and adopted by Sub’s Board of Directors and, except for the approval of this Agreement by Parent in accordance with Section 7.2 and the filing contemplated by Section 4.2, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Sub and (assuming the valid authorization, execution and delivery of this Agreement by each of the Company, Parent and the Shareholder Representative) is the legal, valid and binding obligation of Sub enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) Except as set forth on Schedule 6.2(c), neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of Parent’s or Sub’s assets, under (1) the Parent Charter, By-laws of Parent or Articles of Incorporation or Bylaws of Sub, (2) any note, instrument, mortgage, agreement, lease, license franchise, permit or financial obligation to which either Parent or Sub is a party or any of their respective assets or business is subject or by which either Parent or Sub is bound, (3) any Court Order to which either Parent or Sub is a party or by which any of their respective assets or business is subject or by which either Parent or Sub is bound or (4) any Requirements of Law applicable to either Parent or Sub or their respective assets or business, other than, in the case of clause (2), any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not materially impair the ability of either Parent or Sub to perform its obligations hereunder, have a material adverse effect on the assets, business, operations, liabilities, profits, or condition (financial or otherwise) of Parent, or prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by either Parent or Sub of any declaration, filing or registration with, any Person, except as provided under the HSR Act, the Securities Act and the Exchange Act and except for the filing contemplated by Section 4.2.

Section 6.3 Capital Structure of Parent and Sub. (a) As of the date hereof, the authorized capital stock of Parent consists of 151,000,000 shares capital stock, of which 1,000,000 shares consist of Parent Preferred Stock, and 150,000,000 shares consist of Parent Common Stock. As of the close of business on January 11, 2006, no shares of Parent Preferred Stock and 40,927,047 shares of Parent Common Stock were issued and outstanding. All of the shares of Parent Common Stock issued in exchange for Company Common Stock or Company Preferred Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance in all material respects with all applicable federal and state securities laws.

(b) Sub was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated that is not in connection with this Agreement. The authorized capital of Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares have been issued and are outstanding, and none are held as treasury shares. All of the outstanding shares of capital stock of Sub are validly issued, fully paid and nonassessable and owned of record and beneficially by Parent, free from all Encumbrances.

Section 6.4 Information Supplied by Parent for Disclosure Materials. None of the information supplied by Parent in writing for inclusion in the Disclosure Materials will, at the time of the mailing of the Disclosure Materials or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 6.5 Financing. Parent has received executed commitment letters from financial institutions or other lenders (collectively, the “Lenders”) committing to provide an aggregate of up to $100,000,000 of debt financing (the “Debt Financing”) to Parent (the “Debt Commitment Letters”). A true and correct copy of each of the Debt Commitment Letters is attached as Exhibit H hereto. Assuming the financings contemplated by the Debt Commitment Letters are consummated in accordance with their terms, Parent will have sufficient funds, in cash, to pay the Cash Purchase Price and all other amounts payable by Parent under this Agreement at the Closing together with all fees and expenses of Parent at the Closing associated with the transactions contemplated hereby. As of the date hereof, to the knowledge of Parent, the Debt Commitment Letters are in full force and effect and have not been amended or modified and Parent reasonably believes that Parent will be able to obtain the financing described in the Debt Commitment Letters on the terms provided therein.

Section 6.6 No Finder. Except for Lehman Brothers Inc., the fees and expenses of which shall be paid by Parent, neither Parent, Sub nor any Person acting on behalf of Parent or Sub has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 6.7 SEC Documents. (a) Since January 1, 2004, Parent has filed all documents with the SEC (the “Parent SEC Documents”) required to be filed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the respective times they were filed with the SEC, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Parent SEC Documents have been prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in each case as in effect at the respective times such SEC Documents were filed.

(b) At the respective times they were filed with the SEC, each of the consolidated balance sheets and statements of income, cash flow and stockholders’ equity included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) was prepared in accordance with GAAP throughout the periods indicated except, in the case of unaudited balance sheets and unaudited statements of income, cash flow and stockholders’ equity, to the extent permitted by Regulation S-X under the Exchange Act for quarterly reports on Form 10-Q, and fairly presented the consolidated financial condition, operating results and cash flows of Parent and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments).

ARTICLE VII

ACTION PRIOR TO THE EFFECTIVE TIME

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Effective Time:

Section 7.1 Action by the Company; Preparation of the Disclosure Materials. (a) The Company will, as soon as practicable following the execution of this Agreement, duly submit this Agreement to the Shareholders for the purpose of considering the approval of this Agreement and the Merger, all in accordance with the NCBCA, the Company Charter and the Company’s Bylaws. The Company has, through its Board of Directors, recommended to the Shareholders the approval of this Agreement as required by the NCBCA, and, so long as this Agreement has not been terminated in accordance with Article XII, the Company’s Board of Directors shall not withdraw or modify, or propose to withdraw or modify, such recommendation in a manner adverse to Parent. The Company shall use reasonable best efforts (including, at the request of Parent, in the event that (i) the North Carolina Approval Order is not issued within five business days after the Fairness Hearing is held or (ii) a Fairness Hearing is not held within 15 business days after the date of the filing of the application for the Fairness Hearing, direction from the Company’s Board of Directors that the Shareholders take such action by written consent in accordance with Section 55-7-04 of the NCBCA) to solicit the Shareholder Approval.

(b) The Company shall use reasonable best efforts to prepare any Disclosure Materials required by applicable Requirements of Law as promptly as possible after the date hereof and shall use reasonable best efforts to submit the proposed Disclosure Materials to Parent and its counsel not less than two business days prior to submitting the Disclosure Materials to the Shareholders. Parent shall use reasonable best efforts to furnish the Company with such information concerning Parent as shall be required to be included in the Disclosure Materials. The Company shall use reasonable best efforts to (i) mail the Disclosure Materials to Shareholders on or before January 27, 2006 and (ii) convene the meeting for the Shareholder Approval on the business day immediately following the Fairness Hearing. If prior to the Effective Time either (A) the Company determines that the Disclosure Materials need to be amended or supplemented in order for the representation and warranty of the Company in Section 5.28 to be correct or (B) Parent determines that the Disclosure Materials need to be amended or supplemented in order for the representation and warranty of Parent in Section 6.4 to be correct, the Company or Parent, as the case may be, shall notify the other of such determination and shall deliver to the other such amendment or supplement as such party believes is necessary to make such representation and warranty correct. The Company shall consider all such amendments proposed by Parent and shall cause all such amendments or supplements that the parties reasonably believe are necessary to be mailed to the Shareholders as soon as practicable after such delivery.

(c) In the event that the Shareholder Approval is obtained at a meeting of Shareholders, as promptly as practicable after obtaining such Shareholder Approval, but in no event later than ten days after obtaining such Shareholder Approval, the Company shall mail each Shareholder who has satisfied the requirements of Section 55-13-21 of the NCBCA a written dissenters’ notice. Such notice shall be in a form reasonably acceptable to Parent and shall be in compliance with Section 55-13-22 of the NCBCA.

(d) In the event that the Shareholder Approval is obtained by written consent, as promptly as practicable after obtaining such Shareholder Approval, but in no event later than ten days after obtaining such Shareholder Approval, the Company shall notify each Shareholder who is entitled to dissenters’ rights with respect to the approval of the Merger that dissenters’ rights are available, pursuant to Section 55-13-02 of the NCBCA. Such notice shall be in a form reasonably acceptable to Parent and shall be in compliance with Section 55-13-20 of the NCBCA.

(e) The Company shall advise Parent as promptly as practicable of any purported payment demand received from any Shareholder pursuant to Section 55-13-23 of the NCBCA.

(f) The Company (through its Board of Directors) shall not require a greater or different vote of the Shareholders to approve the Merger or this Agreement than that described in the first sentence of Section 5.30.

Section 7.2 Action by Parent. Parent, as the sole shareholder of Sub, shall take such actions as may be necessary to approve the Merger and this Agreement as required by the NCBCA.

Section 7.3 Access to Information. The Company shall afford to the officers, employees and authorized representatives of Parent (including independent public accountants, financial advisors, lenders and other financing sources, environmental consultants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of the Company to the extent Parent shall reasonably deem necessary or desirable and shall furnish to Parent or its authorized representatives such additional information concerning the Company as shall be reasonably requested, including all such information as shall be necessary to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied. Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. No investigation made by Parent or its representatives hereunder shall affect the representations and warranties of the Company hereunder.

Section 7.4 Notification of Certain Events. Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of (a) any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company that would have been listed on Schedule 5.13 of the Disclosure Schedule if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (b) any other event or matter that becomes known to the Company and would cause any other representation or warranty contained in Article V to be untrue in any material respect. Should any New Matter require any change in the Disclosure Schedule, the Company will promptly deliver to Parent a supplement to the applicable schedule of the Disclosure Schedule specifying such change and the Company’s good faith estimate of any Losses and Expenses associated with such change. Notwithstanding the foregoing, in no event shall such supplemental disclosure constitute an admission of liability with respect to any claim, including any amount of damages associated therewith, for any purpose. If the estimate of the Losses and Expenses for all New Matters exceeds $6 million in the aggregate, Parent shall have the right to refuse to effect the Closing without liability to Parent or Sub or, in the alternative, to accept such change and the representations and warranties shall be deemed to take into account such change(s); provided that, if Parent accepts such change, Parent shall be entitled to make an indemnification claim for Losses and Expenses up to a maximum amount of $6 million in the aggregate in accordance with the provisions of Article XI in respect of such New Matters.

Section 7.5 Consents of Third Parties; Governmental Approvals. (a) The Company will act diligently and reasonably to secure, before the Effective Time, the consent, approval or waiver, in form and substance reasonably satisfactory to Parent, from any party to any Company Agreement required to be obtained to permit the consummation of the transactions contemplated by this Agreement; provided, however, that (i) neither the Company or the Subsidiaries nor Parent shall have any obligation to offer or pay any consideration in order to obtain any such consent, approval or waiver and (ii) each of the Company and the Subsidiaries shall not make any agreement or understanding affecting their respective assets or business as a condition for obtaining any such consent, approval or waiver except with the prior written consent of Parent. During the period prior to the Closing Date, Parent shall act diligently and reasonably to cooperate with the Company to obtain the consents, approvals and waivers contemplated by this Section 7.5(a).

(b) During the period prior to the Effective Time, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; provided that each of the Company and the Subsidiaries shall not make any agreement or understanding affecting their respective assets or business as a condition for obtaining any such consent or approval except with the prior written consent of Parent.

Section 7.6 Conduct of Business Prior to the Effective Time. (a) Except as expressly contemplated by this Agreement, the Company shall, and shall cause the Subsidiaries to, operate and carry on the business of the Company and the Subsidiaries only in the ordinary course and substantially as currently operated. Consistent with the foregoing, the Company shall, and shall cause the Subsidiaries to, keep and maintain their respective assets and properties in good operating condition and repair and shall use its reasonable best efforts consistent with good business practice to maintain its business organization intact and to preserve the goodwill of the suppliers, contractors, licensors, licensees, employees, customers, distributors and others having business relations with the Company and the Subsidiaries (except, in each case, with the express prior written approval of Parent).

(b) Notwithstanding Section 7.6(a), except as expressly contemplated by this Agreement or except with the express prior written approval of Parent, the Company shall not (and shall cause the Subsidiaries not to):

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its Shareholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Shares (other than any issuances of its securities upon the conversion of any outstanding Company Preferred Stock, Company Stock Options or Company Warrants) or (C) purchase, redeem or otherwise acquire any Shares or any other securities of the Company;

(ii) except as set forth in clause (i) above, issue, deliver, sell, pledge, dispose of or otherwise encumber any Shares or other securities (including any rights, warrants or options to acquire any Shares or other securities);

(iii) make any material change in the business or operations of the Company or the Subsidiaries;

(iv) amend the Company Charter, the Company’s Bylaws or similar organizational documents of the Subsidiaries;

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(vi) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

(vii) make or incur any capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000;

(viii) enter into or modify in any material respect any contract, agreement, undertaking, obligation or commitment that would have been required to be set forth on Schedule 5.14 of the Disclosure Schedule if in effect on the date hereof (other than any Customer Contract which is entered into in the ordinary course of business consistent with past practice) or enter into any contract that requires the consent or approval of any third Person to consummate the transactions contemplated by this Agreement or make any modification to any existing Company Agreement (other than any Customer Contract which is entered into in the ordinary course of business consistent with past practice) or to any Governmental Permits;

(ix) enter into any contract for the purchase, lease (as lessee) or other occupancy of real property or exercise any option to purchase real property or any option to extend a lease listed on Schedule 5.9(a) of the Disclosure Schedule;

(x) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of the Company and the Subsidiaries, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and other than Permitted Encumbrances;

(xi) cancel any debts owed to or claims held by the Company or the Subsidiaries (including the settlement of any claims or litigation) exceeding $25,000 individually or $100,000 in the aggregate or waive any other rights held by the Company or any Subsidiary other than in the ordinary course of business consistent with past practice;

(xii) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);

(xiii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(xiv) delay or accelerate payment of any account payable or other liability of the Company or any Subsidiary beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(xv) allow the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Company and the Subsidiaries to vary in any material respect from the levels customarily maintained by the Company and the Subsidiaries;

(xvi) enter into any transaction with any Affiliate;

(xvii) except as set forth on Schedule 7.6, enter into, adopt or amend any bonus, profit-sharing, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare, severance or other employee benefit plan with respect to employees of the Company or the Subsidiaries, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law;

(xviii) alter the compensation of the employees of the Company or the Subsidiaries, other than changes made in accordance with normal compensation practices and consistent with past compensation practices and the payment of the Employee Bonuses subject to Section 8.4;

(xix) make any change in the accounting principles and practices used by the Company from those applied in the preparation of the financial statements referred to on Schedule 5.4 of the Disclosure Schedule except as required by GAAP;

(xx) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods prior to the Closing Date);

(xxi) take any action that would cause the Company’s current insurance or comparable insurance to fail to remain in full force and effect through the Effective Time; or

(xxii) enter into any agreement or commitment to take any action prohibited by this Section 7.6(b).

Section 7.7 Notification of Certain Matters. During the period prior to the Effective Time, each party will promptly advise the other parties in writing of (a) any material adverse change in the condition of its assets or business, (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement and (c) any material default under any Company Agreement, in the case of the Company or any Subsidiary, or any material contract or agreement, in the case of Parent, or event which, with notice or lapse of time or both, would become such a default on or prior to the Effective Time and of which such party has knowledge.

Section 7.8 State Takeover Laws. If the “control share acquisition” statute under Article 9A of the NCBCA shall become applicable to the transactions contemplated hereby, Parent, Sub and the Company and the respective Boards of Directors of Sub and the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute on the transactions contemplated hereby.

Section 7.9 Takeover Proposals. (a) The Company shall not, nor shall the Company authorize any investment banker, attorney or other advisor or representative of the Company to, (i) directly or indirectly solicit, initiate or encourage the submission of any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to the Company or the Subsidiaries in connection with or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Takeover Proposal by such Person, if and only to the extent that (A) such Takeover Proposal constitutes a Superior Proposal, (B) the failure to take such action would in the reasonable good-faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, reasonably be expected to violate the duties of the Board of Directors of the Company under applicable law, (C) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement and provides Parent with five days prior notice and (D) the Company shall have fully complied with this Section 7.9.

(b) The Company shall advise Parent orally (within 24 hours) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to any Takeover Proposal received after the date hereof, (ii) the material terms of such Takeover Proposal and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent informed of the status and details of any such Takeover Proposal or inquiry.

(c) The Company and the Subsidiaries will promptly cease any existing activities or discussions with any Person (other than Parent) with respect to any Takeover Proposal and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Company Common Stock, Company Preferred Stock, or any assets or properties of the Company or the Subsidiaries.

Section 7.10 Antitrust Law Compliance. No later than two business days after the date hereof, each of Parent and the Company shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the HSR Act. Parent and the Company agree to make available to each other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act. Parent and the Company agree to provide to the other copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement; provided, that, such correspondence does not contain or reveal confidential information of Parent, the Company or their respective Affiliates. Parent and the Company agree that, except as they may otherwise agree, all telephonic calls and meetings with such agencies regarding the transactions contemplated hereby shall include representatives of each of Parent and the Company.

Section 7.11 Delivery of Financial Statements and Related Information. (a) The Company shall provide to Parent, and shall cause the Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and the Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with the Registration Statement and any other filing with the SEC or any other Governmental Body that Parent reasonably deems necessary, proper or advisable in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, except as set forth in Section 7.11(c), the parties expressly agree that the Company shall not be required to deliver, and the immediately preceding sentence will not apply to, any audited financial statements for any period after December 31, 2004 unless Parent is required to include such audited financial statements in the Registration Statement.

(b) The Company shall deliver to Parent (i) no later than February 1, 2006, the unaudited consolidated balance sheets of the Company as of September 30, 2005 and September 30, 2004 and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal years then ended, together with the appropriate notes to such financial statements, prepared in accordance with GAAP as required by Regulation S-X under the Securities Act of 1933 (the “Securities Act”), (ii) no later than four business days after any request therefor, consents from each of Deloitte & Touche LLP and PricewaterhouseCoopers LLP for use of their reports in the Registration Statement or any other filing by Parent with the SEC (provided that Parent has provided such accountants a draft of the Registration Statement or such other filing) and (iii) no later than 30 days after the end of any calendar quarter in 2006, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income, cash flows and shareholders’ equity for such quarter prepared in accordance with GAAP as required by Regulation S-X under the Securities Act.

(c) On or prior to February 1, 2006, the Company shall deliver to Parent (a) the audited consolidated balance sheets of the Company as of December 31, 2003 and December 31, 2004 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the appropriate notes to such financial statements, prepared in accordance with GAAP as required by Regulation S-X under the Securities Act and identical in all material respects to the drafts of such financial statements provided by the Company to Parent prior to the date hereof, except for the outstanding accounting issues related to the 2003 stock repurchase agreement, cheap stock entries and AAFP ratable annual adjustment, together with an unqualified report from the Company’s independent auditor (the “2003 and 2004 Audited Financial Statements”), and (b) no later than four business days after any request therefor (provided that Parent has provided such accountants a draft of such SEC filing), consents of accountants for use of their reports with respect to the 2003 and 2004 Audited Financial Statements in Parent’s SEC filings (such consents, together with the 2003 and 2004 Audited Financial Statements, the “Required Financial Information”). In the event that the Company fails to deliver to Parent the Required Financial Information on or prior to February 1, 2006, the Company shall, as promptly as practicable after February 1, 2006, deliver to Parent (x) the Required Financial Information, (y) the audited consolidated balance sheets of the Company as of December 31, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, together with the appropriate notes to such financial statements, prepared in accordance with GAAP as required by Regulation S-X under the Securities Act, together with an unqualified report from the Company’s independent auditor (the “2005 Audited Financial Statements”), and (z) no later than four business days after any request therefor (provided that Parent has provided such accountants a draft of such SEC filing), consents of accountants for use of their reports with respect to the 2005 Audited Financial Statements in Parent’s SEC filings (such consents, together with the Required Financial Information and the 2005 Audited Financial Statements, the “Additional Required Financial Information”).

Section 7.12 Cooperation with Financing. (a) Parent shall use all commercially reasonable efforts to consummate the Financing. Parent shall promptly notify the Company and the Shareholder Representative of the refusal of any party to the Debt Commitment Letters to provide the financing described therein. Parent shall notify the Company promptly if Parent ceases to reasonably believe that it will be able to obtain financing in accordance with the terms and conditions of the Debt Commitment Letters. The Company shall provide to Parent, and shall cause the Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and the Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (or any securities offering in lieu thereof) (collectively, the “Financing”), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies (it being understood that, with respect to any road show, the Chief Executive Officer of the Company shall only be required to participate for up to an aggregate of three days and shall not be required to participate in locations other than New York and Boston), (ii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Financing), (iv) furnishing Parent and its Financing sources with financial and other pertinent information regarding the Companies and the Subsidiaries as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K (including Item 303) under the Securities Act and of the type and form customarily included in an offering of equity or debt securities at the time during Parent’s fiscal year such offerings will be made, provided that the foregoing shall not include a requirement to deliver any audited financial statements for any period after December 31, 2004 except as set forth in Section 7.11(c), (v) satisfying the conditions set forth in the Commitment Letters to the extent the satisfaction of such conditions requires any action by or cooperation of the Company and the Subsidiaries, (vi) obtaining accountants’ comfort letters and legal opinions as reasonably requested by Parent and (vii) taking all corporate actions necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to Parent.

(b) The Company acknowledges and agrees that Parent shall have the right to disclose confidential information of the Company’s business in connection with the Financing to the extent that counsel to Parent advises Parent that such disclosure would be necessary if the offering were to satisfy the requirements of a registered public offering of the securities pursuant to a Registration Statement on Form S-1 or that such disclosure is reasonably required by the Securities Act or the Exchange Act or to the extent Parent’s Lenders or other financing sources advise Parent that the absence of such disclosure would adversely affect the marketing of the securities offering. Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment on the disclosure of such confidential information prior to the disclosure of such information in connection with the Financing.

Section 7.13 Company Stock Options and Company Warrants. The Company shall notify all holders of Company Stock Options and Company Warrants as soon as practicable after the date of this Agreement (and in no event less than ten days prior to the Closing Date or such longer period of time if required under the NCBCA) that this Agreement has been approved by the Board of Directors of the Company and executed by the Company. The Company shall, consistent with (a) the Company Charter and the Company’s Bylaws, (b) the Company Stock Plans as in effect immediately prior to the Effective Time, (c) all applicable contracts or agreements between the Company and any holder of any Company Stock Options or Company Warrants and (d) all duties, take any and all actions necessary and appropriate to cause all Company Stock Options and Company Warrants that remain unexercised as of the day immediately preceding the Closing Date to be cancelled in their entirety immediately prior to the Effective Time, including, (i) causing the Board of Directors of the Company or the committee appointed by such Board to administer the Company Stock Plans to adopt any resolutions necessary to provide or permit such Company Stock Options to be cancelled and (ii) providing all holders of such Company Stock Options written notice that any and all rights under such Company Stock Options shall terminate immediately prior to the Effective Time unless exercised, to the extent exercisable, pursuant to the terms of the applicable Company Stock Plan and accompanying agreement by such holders as of the day immediately preceding the Effective Date.

Section 7.14 North Carolina Fairness Hearing. Within three business days after the date of this Agreement, Parent shall file an application substantially in the form of Exhibit I (such application, including the exhibits thereto, the “Application”) to obtain approval of the terms and conditions of the Merger and the fairness of such terms and conditions by the Securities Administrator of the Office of the Secretary of State of the State of North Carolina through a fairness hearing, pursuant to Section 78A-30 of the North Carolina Securities Act (the “Fairness Hearing”), and such Application shall include a request for the waiver of any requirements that audited financial statements of the Company as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 be included in the

Application. Each of Parent, Sub, the Company and the Shareholder Representative shall (a) cooperate with, and provide information to, the other parties hereto in connection with the Application and the Fairness Hearing, (b) respond promptly to any comments or questions from the Department of the Secretary of State of the State of North Carolina relating to the Application or the Fairness Hearing and (c) seek to obtain as soon as practicable after the date hereof an order of the Securities Administrator of the Office of the Secretary of State of North Carolina pursuant to Section 78A-30 of the North Carolina Securities Act approving the terms and conditions of the transactions contemplated by this Agreement and the fairness of such terms and conditions substantially in the form of the approval order contained in Exhibit I (the “North Carolina Approval Order”).

Section 7.15 Registration Statement. In the event that the North Carolina Approval Order is not issued within five business days after the Fairness Hearing is held (or in the event that a Fairness Hearing is not held within 15 business days after the date of the filing of the application for the Fairness Hearing), Parent shall commence the preparation of and, if the North Carolina Approval Order has not been obtained, file with the SEC as promptly as reasonably practicable a registration statement on Form S-4 (or any successor form) covering the Parent Common Stock to be issued pursuant to Section 2.1 (the “Registration Statement”). Each of Parent and the Company shall promptly respond to any comments from the SEC and shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement. Whenever any event occurs which, in the good faith judgment of Parent or the Company, as the case may be, is required to be set forth in an amendment or supplement to the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and mailing to shareholders of the Company, such amendment or supplement. Parent shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto, prior to filing such with the SEC.

Section 7.16 Director and Officer Insurance. Prior to the Closing, Parent and the Company shall cause coverage to be extended under the director and officer insurance policy maintained by the Company as of the date of this Agreement by obtaining a six-year “tail” policy. The cost of such tail policy shall be treated as an Acquisition Expense hereunder.

Section 7.17 Additional Indemnification Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to cause each Shareholder that is not a party to the Indemnification Agreement as of the date hereof to execute the Indemnification Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Employees and Employee Plans. To the extent any Parent Plan (or any plan of the Surviving Corporation) shall be made applicable to any employee of the Company, Parent shall, or shall cause the Surviving Corporation to, grant to employees of the

Company full credit for service with the Company for the purposes of determining eligibility to participate in such plan and the employee’s nonforfeitable interest in benefits thereunder. Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any plan listed on Schedule 5.17(a), 5.17(b) or 5.17(g) of the Disclosure Schedule or any other employee benefit plan, program, agreement or policy in accordance with its terms or as requiring the Surviving Corporation or Parent to offer or to continue (other than as required by its terms) any written employment contract.

Section 8.2 Acquisition Expenses. If the Merger is consummated, Parent shall pay or cause the Surviving Corporation to pay the Acquisition Expenses of the Company, and the Company shall use reasonable best efforts to obtain from financial advisors, attorneys, accountants and other service providers on or prior to the Closing Date final bills for, and releases with respect to, such Acquisition Expenses.

Section 8.3 Rule 144 Sales. For so long as and to the extent necessary to permit the Shareholders receiving Parent Common Stock hereunder to sell Parent Common Stock pursuant to Rule 144 under the Securities Act, Parent shall use commercially reasonable efforts to file, on a timely basis, all reports and data required to be filed with the SEC by Parent pursuant to Section 13 of the Exchange Act.

Section 8.4 Employee Bonuses. The parties agree that at no time shall any Employee Bonus be paid to any employee listed on Schedule 8.4 unless such employee shall have entered into an Employment Agreement in form and substance reasonably satisfactory to Parent, containing the provisions described in Schedule 8.4 (each, an “Employment Agreement”).

Section 8.5 Board of Directors. Promptly following the Effective Time, Parent shall use reasonable best efforts to appoint John P. McConnell to the Board of Directors of Parent and to take all necessary action to increase the size of the Board of Directors of Parent in connection therewith.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SUB

The obligations of Parent and Sub under this Agreement shall, at the option of Parent and Sub, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

Section 9.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach in any material respect by the Company or the Shareholder Representative in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of the Company and the Shareholder Representative contained or referred to herein that is qualified by “materiality” shall be true and correct in all respects at the Effective Time as though made at the Effective Time, and each of the representations and warranties of the Company and the Shareholder Representative contained or referred to herein that is not so qualified shall be true and correct in all material respects at the Effective Time as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent and Sub or any transaction permitted by Section 7.6; and there shall have been delivered to Parent and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer and by the Shareholder Representative.

Section 9.2 No Changes or Destruction of Property. Between the date hereof and the Effective Time, there shall have been no material adverse change in the assets, business, operations, liabilities, profits, Prospects or condition (financial or otherwise) of the Company or the Subsidiaries, taken as a whole; and there shall have been delivered to Parent and Sub a certificate to such effect, dated the Effective Date, signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer.

Section 9.3 No Restraint or Litigation. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, law, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement. No action, suit, investigation or proceeding shall have been instituted, or shall be threatened to be instituted, by any Governmental Body to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

Section 9.4 Necessary Governmental Approvals. (a) The waiting period under the HSR Act shall have expired or been terminated.

(b) The parties shall have received all approvals and actions of or by all Governmental Bodies that are necessary to consummate the transactions contemplated hereby, which are either specified on Schedule 5.1(c) of the Disclosure Schedule or otherwise required to be obtained prior to the Closing by applicable Requirements of Law or which are necessary to prevent a material adverse change in the assets, business, operations, liabilities, profits, Prospects or condition (financial or otherwise) of the Company or the Subsidiaries, taken as a whole.

Section 9.5 Necessary Consents. The Company or the Shareholder Representative shall have received consents, in form and substance reasonably satisfactory to Parent and Sub, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any Subsidiary or any of their respective assets or properties is affected and which are specified on Schedule 9.5.

Section 9.6 Shareholder Approval; Dissenters’ Rights. (a) The Shareholder Approval shall have been obtained in accordance with the NCBCA, the Company Charter and the Company’s Bylaws, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b) Holders of not more than 5% of the Shares shall have properly exercised and not revoked their rights to dissent to the Merger under Article 13 of the NCBCA. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

Section 9.7 No Debt or Encumbrances. Except for the Mortgage, the Company shall have no outstanding indebtedness for borrowed money as of the Closing Date except for such promissory notes and agreements and other debt that shall be repaid by the Company as of the Closing Date; none of the assets or properties of the Company other than the assets listed on Schedule 5.10 of the Disclosure Schedule shall be subject to any Encumbrance (other than any Permitted Encumbrance) except for any such Encumbrance that shall be released as of the Closing Date; and there shall have been delivered to Parent and Sub a certificate to such effect, dated the Effective Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer.

Section 9.8 Effective Agreements. Each Shareholder entitled to receive at least an aggregate of $2,000,000 of the Merger Consideration (as determined as of the date hereof) shall have executed the Indemnification Agreement, and the Noncompetition, Nonsolicitation and Stock Sale Forbearance Agreement with each of the Persons listed on Exhibit B and the Indemnification Agreement shall be in full force and effect.

Section 9.9 Employment Matters. The officers, employees or other representatives of Parent shall have been afforded the opportunity to interview each of the employees listed on Schedule 9.9 (the “Key Employees”) at the principal offices of the Company during normal business hours and upon reasonable notice to the extent Parent shall reasonably deem necessary or desirable.

Section 9.10 Other Convertible Securities. Any outstanding securities, options, warrants or other rights to purchase (other than the Company Preferred Stock) that are convertible into or exercisable for Company Common Stock or any other capital stock of the Company shall have been fully converted or exercised for Company Common Stock or canceled, and thereafter no holder of any such instrument shall any rights to acquire any equity security of the Company or the Surviving Corporation.

Section 9.11 Proceeds from Financing. Parent shall have received the funds contemplated by the Debt Commitment Letters or a Financing in lieu thereof.

Section 9.12 Action by Securities Administrator or Filing of Registration Statement. (a) The North Carolina Approval Order shall have been issued or (b)(i) the Registration Statement shall have been filed with the SEC, (ii) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, (iii) no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and (iv) no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

Section 9.13 Escrow Agreement. The Shareholder Representative and the Escrow Agent shall have entered into the Escrow Agreement, and such Escrow Agreement shall be in full force and effect.

Section 9.14 Employment Agreements. Each of David Bond, Dean Jolly and Ray McDonald and 80% of the other employees of the Company listed on Schedule 8.4 shall have entered into an Employment Agreement, and each such Employment Agreement shall be in full force and effect.

Section 9.15 Noncompetition Agreements. Eighty percent of the employees of the Company listed on Schedule 9.15 shall have entered into a Noncompetition, Nonsolicitation and Stock Forbearance Agreement, and each such Noncompetition, Nonsolicitation and Stock Forbearance Agreement shall be in full force and effect.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement shall, at the option of the Company, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

Section 10.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach in any material respect by Parent or Sub in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of Parent and Sub contained or referred to herein that is qualified by “materiality” shall be true and correct in all respects at the Effective Time as though made at the Effective Time, and each of the representations and warranties of Parent and Sub contained or referred to herein that is not so qualified shall be true and correct in all material respects at the Effective Time as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company or any transaction contemplated by this Agreement; and there shall have been delivered to the Company a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Parent by a duly authorized officer of Parent and on behalf of Sub by a duly authorized officer of Sub.

Section 10.2 No Restraint or Litigation. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, law, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement. No action, suit, investigation or proceeding shall have been instituted, or shall be threatened to be instituted, by any Governmental Body to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

Section 10.3 Necessary Governmental Approvals. (a) The waiting period under the HSR Act shall have expired or been terminated.

(b) The parties shall have received all approvals and actions of or by all Governmental Bodies that are specified on Schedule 5.1(c) of the Disclosure Schedule.

Section 10.4 Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the Shareholders in accordance with the NCBCA, the Company Charter and the Company’s Bylaws.

Section 10.5 Escrow Agreement. Parent and the Escrow Agent shall have entered into the Escrow Agreement, and such Escrow Agreement shall be in full force and effect.

Section 10.6 Proceeds from Financing. Parent shall have received the funds contemplated by the Debt Commitment Letters or a Financing in lieu thereof.

Section 10.7 Action by Securities Administrator or Filing of Registration Statement. (a) The North Carolina Approval Order shall have been issued or (b)(i) the Registration Statement shall have been filed with the SEC, (ii) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, (iii) no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and (iv) no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification of Parent Group Members. (a) Subject to the provisions of this Article XI, from and after the Effective Time, each Parent Group Member shall be indemnified and held harmless from and against any and all Losses and Expenses incurred by any such Parent Group Member in connection with or arising from:

(i) any breach by the Company (prior to the Effective Time) or the Shareholder Representative (at any time) of any of its covenants, or any failure of the Company (prior to the Effective Time) to perform any of its obligations, in this Agreement or in any Company Ancillary Agreement;

(ii) any breach of any warranty or the inaccuracy of any representation of the Company contained or referred to in this Agreement or any certificate delivered by or on behalf of the Company pursuant hereto (it being understood that for purposes of this Section 11.1(a)(ii), except for the representations and warranties set forth in Section 5.4(b), 5.6(a), 5.11(a), 5.14(f), or 5.28, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “material adverse effect” set forth therein);

(iii) any breach of any warranty or the inaccuracy of any representation of the Shareholder Representative contained or referred to in this Agreement or any certificate delivered by or on behalf of the Shareholder Representative pursuant hereto;

(iv) the payment by the Company of Acquisition Expenses that are not included in the Valuation Date Working Capital, the existence of any shortfall in amounts owed to Parent pursuant to Section 2.4(a) or any claims for Accrued Dividends;

(v) the claims disclosed on Schedule 5.13 of the Disclosure Schedule, any counterclaims or related claims or proceedings whether filed or made before or after the Closing Date;

(vi) any Pre-Closing Taxes or Transfer Taxes;

(vii) any Losses and Expenses incurred by any Parent Group Member in connection with or arising from the exercise of dissenters’ rights pursuant to the NCBCA by Shareholders (including all Losses and Expenses associated with any appraisal proceedings and all amounts determined to be payable to any such holders pursuant to Article 13 of the NCBCA) to the extent that such Losses and Expenses exceed the product of (x) the number of Dissenters’ Shares and (y) the amount of per share consideration to which the holder of such Dissenters’ Shares would have been entitled pursuant to Section 2.1 at the Effective Time; or

(viii) any acts or omissions after the date hereof and on or prior to the Effective Date of the Company, the Subsidiaries or any predecessors thereof or any Losses and Expenses arising in connection with or out of the operation of the Company’s or the Subsidiaries’ business after the date hereof and on or prior to the Effective Date (in each case other than amounts reflected on the Balance Sheet or in the calculation of Valuation Date Working Capital) (excluding matters set forth in the Disclosure Schedule as of the date hereof where any Loss or Expense is readily apparent from the disclosure);

provided, however, that Parent Group Members shall be indemnified and held harmless under clauses (ii), (iii), (v) and (viii) of this sentence with respect to Losses and Expenses incurred by Parent Group Members (other than Losses and Expenses incurred as a result of any inaccuracy of any representation or breach of any warranty contained in Section 5.1(a), 5.1(b), 5.2, 5.3, 5.7, 5.27 or 5.30, as to which this proviso shall have no effect) only to the extent that the aggregate amount of such Losses and Expenses exceeds $3,000,000, but, if in excess of such amount, then for the entire amount of such Losses and Expenses without deduction.

(b) The indemnification provided for in this Section 11.1 shall terminate on the first anniversary of the Closing Date (and no claims shall be made by any Parent Group Member under this Section 11.1 thereafter), except that the indemnification of Parent Group Members shall continue as to:

(i) the covenants of the Company set forth in Sections 14.2 and 14.12), as to all of which no time limit shall apply;

(ii) the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.2, 5.3, 5.7, 5.27 and 5.30, and the indemnification provided in Section 11.1(a)(vi), as to which the indemnification provided for in this Section 11.1 shall survive for the applicable statute of limitations; and

(iii) any Loss or Expense of which any Parent Group Member has notified the Shareholder Representative in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the right of the Parent Group Member to be indemnified shall continue until the liability shall have been determined pursuant to this Article XI and all Parent Group Members shall have been reimbursed for the full amount of such Loss and Expense in accordance with this Article XI.

(c) Except with respect to claims for Losses and Expenses incurred by any Parent Group Member in connection with or arising from any breach of any warranty or the inaccuracy of any representation of the Company contained in Section 5.1(a), 5.1(b), 5.2, 5.3, 5.7, 5.27 or 5.30 or the indemnification provided in Section 11.1(a)(vi), the maximum amount of Losses and Expenses eligible for indemnification claims pursuant to this Section 11.1 shall not exceed an amount equal to the Indemnification Escrow Amount.

(d) With respect to claims for Losses and Expenses incurred by any Parent Group Member in connection with or arising from any breach of any warranty or the inaccuracy of any representation of the Company contained in Section 5.1(a), 5.1(b), 5.2, 5.3, 5.7, 5.27 or 5.30 or the indemnification provided in Section 11.1(a)(vi), the maximum amount of Losses and Expenses eligible for indemnification claims pursuant to this Section 11.1 shall not exceed an amount as set forth in the Indemnification Agreement.

Section 11.2 Indemnification of Shareholder Group Members. (a) Subject to the provisions of this Article XI, from and after the Effective Time, each Shareholder Group Member shall be indemnified and held harmless by Parent from and against any and all Losses and Expenses incurred by any such Shareholder Group Member in connection with or arising from:

(i) any breach by Parent or Sub of any of its covenants, or any failure of Parent or Sub to perform any of its obligations, in this Agreement or in any Parent Ancillary Agreement; or

(ii) any breach of any warranty or the inaccuracy of any representation of Parent or Sub contained or referred to in this Agreement or any certificate delivered by or on behalf of Parent or Sub pursuant hereto (it being understood that for purposes of this Section 11.2(a)(ii), except for the representations and warranties set forth in Section 6.4 or 6.7(a), such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “material adverse effect” set forth therein);

provided, however, that Shareholder Group Members shall be indemnified and held harmless under clause (ii) of this Section 11.2 with respect to Losses and Expenses incurred by Shareholder Group Members (other than Losses and Expenses incurred as a result of any inaccuracy of any representation or breach of any warranty contained in Section 6.1, 6.2(a), 6.2(b), 6.3 or 6.6, as to which this proviso shall have no effect) only to the extent that the aggregate amount of such Losses and Expenses exceeds $3,000,000, but, if in excess of such amount, then for the entire amount of such Losses and Expenses without deduction.

(b) The indemnification provided for in this Section 11.2 shall terminate on the first anniversary of the Closing Date (and no claims shall be made by any Shareholder Group Member under this Section 11.2 thereafter), except that the indemnification of Shareholder Group Members shall continue as to any Loss or Expense of which the Shareholder Representative has notified Parent in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the right of the Shareholder Group Member to be indemnified shall continue until the liability shall have been determined pursuant to this Article XI and all Shareholder Group Members shall have been reimbursed for the full amount of such Loss and Expense in accordance with this Article XI.

(c) Except with respect to claims for Losses and Expenses incurred by any Shareholder Group Member in connection with or arising from any breach of any warranty or the inaccuracy of any representation of Parent contained in Section 6.1, 6.2(a), 6.2(b), 6.3 or 6.6, the maximum amount of Losses and Expenses eligible for indemnification claims pursuant to this Section 11.2 shall not exceed an amount equal to $27,500,000. With respect to claims for Losses and Expenses incurred by any Shareholder Group Member in connection with or arising from any breach of any warranty or the inaccuracy of any representation of Parent contained in Section 6.1, 6.2(a), 6.2(b), 6.3 or 6.6, the maximum amount of Losses and Expenses eligible for indemnification claims pursuant to this Section 11.2 shall not exceed an amount equal to $58,500,000.

Section 11.3 Notice of Claims. (a) Any Parent Group Member seeking indemnification hereunder shall give to the Shareholder Representative, and any Shareholder Group Member seeking indemnification hereunder shall give to Parent, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. A Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. The failure of any indemnified party to give the Claim Notice promptly as required by this Section 11.3 shall not affect such indemnified party’s rights under this Article XI except to the extent such failure is actually prejudicial to the rights and obligations of the indemnifying party.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the indemnified party and the indemnifying party (with such indemnifying party, in the case of the Shareholders, being the Shareholder Representative); (ii) by a final judgment or decree of any court of competent jurisdiction; (iii) by an Award; or (iv) by any other means to which the applicable indemnified party and the indemnifying party (with such indemnifying party, in the case of the Shareholders, being the Shareholder Representative) shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 11.4 Third-Party Claims. (a) With respect to any third Person claim, action or suit (a “Third-Party Claim”) against the indemnified party hereunder, the indemnifying party shall be entitled to participate in such Third-Party Claim and, to the extent that such indemnifying party wishes (unless (i) the indemnifying party is also a party to such Third-Party Claim and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the indemnified party (which consent shall not be unreasonably withheld or delayed), and, after written notice from the indemnifying party to the indemnified party of its election to assume the defense of such Third-Party Claim, the indemnifying party will not, as long as such indemnifying party diligently conducts such defense, be liable to the indemnified party under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the indemnified party and the indemnifying party under applicable standards of professional conduct based upon the advice of counsel, then the indemnified party shall be entitled to retain its own counsel, as well as local counsel in each jurisdiction for which the indemnified party reasonably determines such local counsel is required, at the expense of the indemnifying party. If the indemnifying party assumes the defense of a Third-Party Claim, (i) it shall be conclusively established for purposes of this Agreement that the claims made in such Third-Party Claim are within the scope of and subject to indemnification to the extent adversely determined subject to the limitations set forth herein; (ii) no compromise or settlement of such Third-Party Claim may be effected by the indemnifying party without the indemnified party’s written consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of any Requirement of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its written consent when such consent is required hereunder; and (iv) no compromise or settlement of such Third-Party Claim may be effected by the indemnified party without the indemnifying party’s written consent, which consent shall not be unreasonably withheld or delayed. If a Claim Notice is given to an indemnifying party of the commencement of any Third-Party Claim and the indemnifying party does not, within 20 days after the indemnified party’s Claim Notice is given, give written notice to the indemnified party of its election to assume the defense of such Third-Party Claim, the indemnifying party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the indemnified party; provided, however, that the indemnifying party shall not be precluded from otherwise participating in, or assuming the defense of, such Third-Party Claim as permitted by this Section 11.4(a).

(b) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than solely as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the indemnifying party shall not be bound by any determination of a Third-Party Claim so defended or any compromise or settlement effected without its written consent (which may not be unreasonably withheld or delayed).

Section 11.5 Indemnification Escrow Amount as Security; Set-Off. Any amount of indemnification that a Parent Group Member is determined to be entitled to be paid pursuant to this Article XI shall first be paid out of the Indemnification Escrow Amount in accordance with the provisions of the Escrow Agreement. To the extent that the amount of Losses and Expenses to be indemnified pursuant to this Article XI exceeds the amount of the Indemnification Escrow Amount, the amount of such excess Losses and Expenses shall be paid directly to the appropriate Parent Group Member in accordance with the terms of the Indemnification Agreement; provided, however, that payment of such excess Losses and Expenses is subject to the limitations contained in this Article XI.

Section 11.6 Allocation of Significant Shareholder Indemnification Responsibilities. Subject to the limitations set forth in Section 11.1, recovery pursuant to the Indemnification Agreements from each Significant Shareholder will be limited to such Significant Shareholder’s Applicable Percentage of Losses and Expenses recoverable by Parent Group Members under Section 11.1. For purposes of this Article XI, the “Applicable Percentage” for each Significant Shareholder shall be calculated as the percentage ownership interest in the Company’s outstanding capital stock, calculated on an as-converted basis immediately prior to the Effective Time, and shall be as set forth beside such Significant Shareholder’s name on Exhibit J, which Exhibit shall be delivered to Parent by the Company at the Closing. In no event shall the allocation of indemnification responsibility under this Section 11.6 in any way be deemed to expand the indemnity obligation of any Significant Shareholder after taking into account all limits on indemnification established hereunder.

Section 11.7 Limitations on Computation of Losses and Expenses. (a) Under no circumstances shall an indemnifying party be liable for claims by the indemnified party that, as a consequence of the indemnifying party’s breach, the indemnified party has incurred consequential, punitive, exemplary or special damages unless such damages have actually been paid by the indemnified party pursuant to a Third-Party Claim. No Parent Group Member shall be entitled to indemnification for any Losses or Expenses incurred or paid resulting from, or arising out of, any claim or liability to the extent such claim or liability in question does not exceed the amount of any reserve or accrual contained in the calculation of Valuation Date Working Capital specifically identified as relating to such claim or liability.

(b) Parent Group Members shall use commercially reasonable efforts to recover any Losses or Expenses that are recoverable pursuant to a claim under any insurance policy or Acquisition Agreement. To the extent that any Parent Group Member receives any indemnification payment hereunder with respect to any Losses or Expenses and such Parent Group Member also actually receives with respect to such Losses or Expenses any insurance proceeds or actually recovers with respect to such Losses or Expenses any amount under any Acquisition Agreement, such Parent Group Member shall reimburse the Indemnification Escrow Amount or the Significant Shareholders, as appropriate, the amount of such proceeds or such recovery to the extent of any duplicative payment after deduction for (a) any increased insurance costs as a result of such recovery and (b) any fees, costs or expenses incurred by such Parent Group Member in connection with obtaining such proceeds or such recovery.

Section 11.8 Exclusivity. If the Closing occurs, except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), the remedies provided by this Article XI (including by virtue of the Indemnification Agreement) shall be exclusive of any other rights or remedies which might otherwise be available to a party upon the occurrence of any event described in this Article XI or for breaches of this Agreement; provided, however, that nothing contained in this Agreement shall preclude the assertion by any Parent Group Member or Shareholder Group Member of any cause of action that may exist for fraud or for intentional misrepresentation.

ARTICLE XII

TERMINATION

Section 12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time:

(a) by the mutual written consent of all of the parties hereto;

(b) by Parent (i) in the event of any material breach by the Company or the Shareholder Representative of any of their respective agreements, representations or warranties contained herein and the failure of the Company or the Shareholder Representative, as applicable, to cure such breach within 15 days after receipt of written notice from Parent requesting such breach to be cured or (ii) in the event that Parent shall have received notice of New Matters that, individually or in the aggregate, involve estimated Losses and Expenses in excess of $6,000,000;

(c) by the Company in the event of any material breach by Parent or Sub of any of their respective agreements, representations or warranties contained herein and the failure of Parent to cure such breach, or cause Sub to cure such breach, within 15 days after receipt of written notice from the Company requesting such breach to be cured;

(d) by any party hereto if any court of competent jurisdiction in the United States or other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(e) by any party if the Effective Time shall not have occurred on or prior to 90 days after Parent has received the Required Financial Information (or such later date as may be mutually agreed to by all of the parties hereto); provided that, if Parent does not receive the Required Financial Information on or prior to February 1, 2006, this Agreement may be terminated by any party if the Effective Time shall not have occurred on or prior to 90 days after Parent has received the Additional Required Financial Information (or such later date as may be mutually agreed to by all of the parties hereto); provided further that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of the Effective Time not occurring on or prior to such date; and provided further that, if the North Carolina Approval Order has not been obtained on or prior to the date that is 45 days after the date on which the Application is filed, no party shall have the right to terminate this Agreement pursuant to this Section 12.1(e) unless the Effective Time shall not have occurred on or prior to the date that is 90 days after that on which this Agreement would otherwise be terminable pursuant to this Section 12.1(e);

(f) by Parent or the Company at any time prior to the Shareholder Approval, if the Board of Directors of the Company shall have determined to recommend a Takeover Proposal to the Shareholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to Section 7.9, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 12.1(f) unless (i) the Company has delivered to Parent a written notice of the Company’s intent to enter into such an agreement to effect the Superior Proposal, together with the most current version of such agreement (it being understood that such version shall be updated on a current basis and that such notice shall be given by the Company to Parent following each material amendment or modification of the terms of such agreement), (ii) five business days have elapsed following delivery to Parent by the Company of the written notice accompanied by the most current version of such agreement and (iii) during each such five business day-period the Company has fully cooperated with Parent, including informing Parent (to the extent not otherwise done so pursuant to clause (ii) or Section 7.9(b)) of the terms and conditions of the Takeover Proposal (including any amendments or modifications thereof), with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that the Company may not terminate this Agreement pursuant to this Section 12.1(f) unless at the end of each five business day-period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and the Company, prior to or concurrently with such termination, pays to Parent in cash an amount equal to $12,000,000. The Company agrees (x) that it will not enter into a definitive agreement concerning such Takeover Proposal earlier than the sixth day after it has provided the notice to Parent required by clause (i) and (y) to notify Parent promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification; or

(g) by Parent if Parent shall not have received the Required Financial Information on or prior to February 1, 2006 and Parent shall not have received the Additional Required Financial Information on or prior to May 30, 2006 (or such later date as may be mutually agreed to by all of the parties hereto).

Section 12.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other parties to this Agreement.

Section 12.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 14.2 and 14.9) shall be terminated without further liability of any party to the others; provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement. Notwithstanding the foregoing, if either Parent or the Company is entitled to and terminates this Agreement pursuant to Section 12.1(e) at a time when (i) all of the conditions to closing set forth in Article IX have been satisfied other than the condition contained in Section 9.11, (ii) the Company has fully complied in all material respects with Sections 7.11 and 7.12 and (iii) the Company is not in breach of this Agreement, which breach has materially contributed to the failure of the condition contained in Section 9.11 to have been satisfied, then within five business days after the date of such termination Parent will pay to the Company cash in an amount equal to $7,500,000.

ARTICLE XIII

SHAREHOLDER REPRESENTATIVE MATTERS

Section 13.1 Representations and Warranties. The Shareholder Representative represents and warrants to Parent and Sub as follows:

(a) The Shareholder Representative has all requisite power and authority to execute, deliver and perform this Agreement and all agreements, instruments and documents being or to be executed and delivered by the Shareholder Representative under this Agreement (the “Shareholder Representative Ancillary Agreements”). This Agreement has been duly executed and delivered by the Shareholder Representative and (assuming the valid authorization, execution and delivery of this Agreement by each of Parent, Sub and the Company) is the legal, valid and binding obligation of the Shareholder Representative enforceable in accordance with its terms, and upon execution and delivery by the Shareholder Representative each of the Shareholder Representative Ancillary Agreements will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of the Shareholder Representative enforceable in accordance with its terms, all except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) Neither the execution and delivery of this Agreement or any of the Shareholder Representative Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shareholder Representative’s assets, under (A) any note, instrument, mortgage, agreement, lease, franchise, license, permit or other authorization, right, restriction or obligation to which the Shareholder Representative is a party or any of the Shareholder Representative’s assets or business is subject or by which the Shareholder Representative is bound, (B) any Court Order to which the Shareholder Representative is a party or by which any of the Shareholder Representative’s assets or business is subject or by which the Shareholder Representative is bound or (C) any Requirements of Law applicable to the Shareholder Representative or the Shareholder Representative’s assets or business; or

(ii) require the approval, consent, authorization or act of, or the making by the Shareholder Representative of any declaration, filing or registration with, any Governmental Body.

Section 13.2 Appointment. (a) In order to efficiently (i) administer the obligations specified in Sections 2.3 and 2.4, including the determination of the Estimated Working Capital and Valuation Date Working Capital, and Article XI and (ii) efficiently represent the interests of Shareholders with respect to all matters arising under this Agreement or any Shareholder Representative Ancillary Agreements, (A) by virtue of the approval of this Agreement and the Merger (and no act of such Shareholder), each Shareholder appoints the Shareholder Representative as agent for such Shareholder and as such Shareholder’s true and lawful attorney-in-fact effective upon the approval of the Merger, with full power and authority in such Shareholder’s name and on such Shareholder’s behalf to (x) act according to the terms of this Agreement and the Shareholder Representative Ancillary Agreements in the absolute discretion of the Shareholder Representative, (y) represent such Shareholder and such Shareholder’s successors with respect to all matters arising under this Agreement and the Shareholder Representative Ancillary Agreements and (z) in general to do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement or any Shareholder Representative Ancillary Agreement and (B) the Shareholder Representative agrees to act as the representative, agent and attorney-in-fact of each Shareholder. Each Shareholder agrees, by virtue of the approval of this Agreement and the Merger (and no act of such Shareholder), that all actions taken by the Shareholder Representative under the Merger Agreement or any Shareholder Representative Ancillary Agreement shall be binding upon such Shareholder and such Shareholder’s successors as if expressly confirmed and ratified in writing by such Shareholder.

(b) The power of attorney and all authority conferred under Section 13.2(a) shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of law, by such Shareholder’s death or disability or any other event. Without limiting the foregoing, the power of attorney shall be to ensure the performance of a special obligation and, accordingly, each Shareholder, by virtue of the approval of this Agreement and the Merger (and no act of such Shareholder), renounces such Shareholder’s right to renounce this power of attorney unilaterally any time before the termination of the Escrow Agreement.

(c) By virtue of the approval of this Agreement and the Merger (and no act of such Shareholder), each Shareholder waives any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholder Representative taken in good faith under this Agreement or any Shareholder Representative Ancillary Agreement.

(d) Notwithstanding the power of attorney granted under Section 13.2(a), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason of a Shareholder having signed or given such directly instead of the Shareholder Representative.

(e) The Shareholder Representative agrees to be bound by all obligations of the Shareholder Representative under this Agreement or any Shareholder Representative Ancillary Agreement and shall take any and all actions which the Shareholder Representative believes are necessary or appropriate under this Agreement or any Shareholder Representative Ancillary Agreement for and on behalf of the Shareholders, including defending all indemnity claims pursuant to Section 11.1 (each, an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding Indemnity Claims, dealing with Parent, Sub and the Company under this Agreement and the Shareholder Representative Ancillary Agreements with respect to all matters arising hereunder or thereunder, taking any and all other actions of the Shareholder Representative specified in or contemplated by this Agreement or any the Shareholder Representative Ancillary Agreement and engaging counsel and accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, by virtue of the approval of this Agreement and the Merger (and no act of such Shareholder), each Shareholder grants the Shareholder Representative full power and authority to interpret all the terms and provisions of this Agreement and the Shareholder Representative Ancillary Agreements and to consent to any amendment hereof or thereof on behalf of such Shareholder and its successors.

Section 13.3 Indemnification of Shareholder Representative; Expenses. (a) The Shareholder Representative shall not be liable in connection with the performance by the Shareholder Representative of the Shareholder Representative’s duties pursuant to this Agreement or any Shareholder Representative Ancillary Agreement, except for the Shareholder Representative’s own willful misconduct or gross negligence. By virtue of the approval of this Agreement and the Merger and no other act of any Shareholder, the Shareholder Representative shall be indemnified and held harmless, jointly and severally, by each Shareholder from all Losses and Expenses that may be incurred by the Shareholder Representative as a result of the Shareholder Representative’s performance of the Shareholder Representative’s duties under this Agreement or any Shareholder Representative Ancillary Agreement; provided, however, that the Shareholder Representative shall not be entitled to indemnification for Losses and Expenses that result from any action taken or omitted by the Shareholder Representative as a result of the Shareholder Representative’s willful misconduct or gross negligence.

(b) Except as otherwise expressly provided herein, the Shareholder Representative shall be responsible for all fees, costs and expenses incurred by the Shareholder Representative in connection with acting in the capacity of representative, agent or attorney-in-fact under this Agreement and the Shareholder Representative Ancillary Agreements, including any fees, costs and expenses incurred by the Shareholder Representative in accordance with Section 2.3(e) or 14.14.

Section 13.4 Access to Information. The Shareholder Representative shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of the Company or Parent and the reasonable assistance of Parent’s and the Company’s officers and employees for purposes of performing the Shareholder Representative’s duties under this Agreement or any Shareholder Representative Ancillary Agreement and exercising the Shareholder Representative’s rights under this Agreement or any Shareholder Representative Ancillary Agreement, including for the purpose of evaluating any Indemnity Claim against the Indemnification Escrow Amount by Parent; provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Shareholder Representative’s attorneys, accountants or other advisors, to Shareholders, to the arbitrators appointed to resolve disputes pursuant to this Agreement or any Shareholder Representative Ancillary Agreement, and on a need-to-know basis to other individuals, in each case who agree to keep such information confidential pursuant to confidentiality agreements reasonably acceptable to Parent to evidence such obligations).

Section 13.5 Reasonable Reliance. In the performance of the Shareholder Representative’s duties under this Agreement or any Shareholder Representative Ancillary Agreement, the Shareholder Representative shall be entitled to rely upon any document or instrument reasonably believed by the Shareholder Representative to be genuine, accurate as to content and signed by any Shareholder, the Company, Sub or Parent. The Shareholder Representative may assume that any Person purporting to give any notice in accordance with the provisions of this Agreement or any Shareholder Representative Ancillary Agreement has been duly authorized to do so.

Section 13.6 Liability. If the Shareholder Representative is required by the terms of this Agreement or any Shareholder Representative Ancillary Agreement to determine the occurrence of any event or contingency, the Shareholder Representative shall, in making such determination, be liable to the Shareholders only for the Shareholder Representative’s willful misconduct or gross negligence or that of the Attorney-in-Fact. In determining the occurrence of any such event or contingency, the Shareholder Representative may request from any Shareholder or any other Person such reasonable additional evidence as the Shareholder Representative in the Shareholder Representative’s sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any Shareholder, and the Shareholder Representative shall not be liable to any Shareholder for any damages resulting from the Shareholder Representative’s delay in acting hereunder pending the receipt and examination of additional evidence requested by the Shareholder Representative.

Section 13.7 Replacement of Shareholder Representative; Termination. (a) Prior to the Effective Date, the Shareholder Representative may resign at any time by giving 30 days’ written notice to Parent, the Company and the Significant Shareholders; provided, however, that such resignation shall not be effective unless and until a successor Shareholder Representative has been appointed and accepts such position and the terms of this Agreement and the Shareholder Representative Ancillary Agreements. In such event, the Significant Shareholders holding at least a majority of the Shares (on an as converted basis) as of the date of such notice shall appoint a successor Shareholder Representative. Prior to the Effective Date, if the Shareholder Representative dies or is otherwise unable to perform his obligations under this Agreement and would be unable to perform his obligations under this Agreement after the Effective Date or, in the case of a successor Shareholder Representative that is not a natural Person, becomes bankrupt, insolvent or ceases to exist, then the Significant Shareholders holding at least a majority of the Shares (on an as converted basis) as of the date of such event shall appoint a successor Shareholder Representative.

(b) After the Effective Date, the Shareholder Representative may resign at any time by giving 30 days’ notice to Parent and the Significant Shareholders; provided, however, that such resignation shall not be effective unless and until a successor Shareholder Representative has been appointed and accepts such position and the terms of this Agreement and the Shareholder Representative Ancillary Agreements. In such event, Parent and the Shareholder Representative shall appoint a successor Shareholder Representative or, if Parent and the Shareholder Representative are unable to agree upon a successor Shareholder Representative within 30 days after such notice, the successor Shareholder Representative shall be selected by the Significant Shareholders holding at least a majority of the Shares (on an as converted basis) as of immediately prior to the Effective Time. After the Effective Date, if the Shareholder Representative dies or is otherwise unable to perform his obligations under this Agreement or, in the case of a successor Shareholder Representative that is not a natural Person, becomes bankrupt, insolvent or ceases to exist, then the Significant Shareholders holding at least a majority of the Shares (on an as converted basis) as of immediately prior to the Effective Time shall appoint a successor Shareholder Representative.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI shall terminate on the first anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 14.1.

Section 14.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or Sub, to their counsel, accountants, financial advisors or lenders, and in the case of the Company and the Shareholder Representative, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that after the Effective Time Parent and the Surviving Corporation may use or disclose any confidential information reasonably related to the Company or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 14.3 No Public Announcement. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of the Nasdaq National Market System, in which case the other parties shall be advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and SEC disclosure obligations.

Section 14.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or three business days after being sent by registered or certified mail or by private overnight courier addressed as follows:

If to the Company (after the Effective Time), Parent or Sub to:

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza

Suite 2024

Chicago, Illinois 60654

Attention: President

with copies to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Gary D. Gerstman

If to the Company (prior to the Effective Time) to:

A4 Health Systems, Inc.

5501 Dillard Drive

Cary, North Carolina 27511

Attention: President

with a copy to:

Wyrick Robbins Yates Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Kenneth E. Eheman

If to the Shareholder Representative to:

John P. McConnell

1108 Silver Oaks Court

Raleigh, North Carolina 27614

with a copy to:

Wyrick Robbins Yates Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Kenneth E. Eheman

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

Section 14.5 Successors and Assigns. (a) The rights of each party under this Agreement shall not be assignable by such party hereto prior to the Effective Time without the written consent of the other parties, except that the rights of Parent hereunder may be assigned prior to the Effective Time, without the consent of any other party hereto, to any corporation all of the outstanding capital stock of which is owned or controlled by Parent or to any general or limited partnership in which Parent or any such corporation is a general partner; provided that (i) the assignee shall assume in writing all of Parent’s obligations hereunder and (ii) Parent shall not be released from any of its obligations hereunder by reason of such assignment. Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except as expressly provided in Article XI, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 14.5 any right, remedy or claim under or by reason of this Agreement.

Section 14.6 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules (including the Disclosure Schedule) referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto or thereto with regard to the subject matter contained herein or therein and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 14.7 Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules (including the Disclosure Schedule) mean the Articles and Sections of and the Exhibits and Schedules (including the Disclosure Schedule) attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. The Schedules (including the Disclosure Schedule) and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any matter or item disclosed in any schedule in the Disclosure Schedule shall be deemed to be disclosed only for purposes of disclosure under the corresponding section; provided that any matter or item disclosed in one schedule in the Disclosure Schedule will be deemed disclosed with respect to another schedule in the Disclosure Schedule if such disclosure is made in such a way as to make its relevance with respect to such other schedule readily apparent. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement. This Agreement, the Company Ancillary Agreements and the Parent Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 14.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 14.9 Expenses. Except as otherwise provided in Section 2.3(e) and in this Section 14.9, each of the parties hereto shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, the “Acquisition Expenses”); provided that the fee for the filing under the HSR Act shall be borne solely by Parent.

Section 14.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 14.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

Section 14.12 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (c) the execution and delivery of such instruments and the taking of such other actions as the other parties hereto may reasonably require in order to carry out the intent of this Agreement; provided, however, that no party shall be required to waive any condition to Closing to meet its obligations under this Section 14.12. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Sub, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Sub and the Company and otherwise carry out the purposes of this Agreement.

Section 14.13 Governing Law. Except to the extent that North Carolina law is mandatorily applicable to the Merger and the rights and obligations of the Shareholders and the shareholder of Sub, this Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to conflict of laws principles.

Section 14.14 Resolution of Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement, or the negotiation or breach, termination or validity thereof (a “Dispute”), shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Chicago, Illinois and shall be conducted before a single arbitrator mutually agreeable to the parties hereto, or if no agreement can be reached, then appointed from AAA’s National Roster in accordance with AAA’s Commercial Arbitration Rules. The law applicable to the arbitration, including the administration and enforcement thereof, shall be the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and the law governing this Agreement. The non-prevailing party in any arbitration shall bear the cost of the arbitration, including the fees and expenses of the arbitrator and shall be responsible for its own and the prevailing party’s out-of-pocket costs and expenses incurred in connection with the arbitration. Each party shall bear the cost of preparing and presenting its case; provided, however, that the Surviving Corporation shall reimburse the Shareholder Representative for the Shareholder Representative’s cost of preparing and presenting its case up to an amount equal to $50,000 minus the amount of any reimbursement of the Shareholder Representative by the Surviving Corporation pursuant to Section 2.3. The arbitration award (the “Award”) shall be presented to the parties in writing, and upon request of either Parent or the Shareholder Representative, shall specify the factual and legal bases for the Award. The Award may be confirmed and enforced in any court of competent jurisdiction. Any post-Award proceedings shall be governed by the Federal Arbitration Act. Notwithstanding any of the foregoing, each of Parent, the Surviving Corporation or the Shareholder Representative may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved. Except as required by applicable Requirements of Law and except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain interim relief, neither Parent, the Surviving Corporation, the Shareholder Representative nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Parent, the Surviving Corporation and the Shareholder Representative.

ARTICLE XV

DEFINITIONS

Section 15.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 15.1 and shall be equally applicable to both the singular and plural forms.

“2003 and 2004 Audited Financial Statements” has the meaning specified in Section 7.11(c).

“2005 Audited Financial Statements” has the meaning specified in Section 7.11(c).

“A4 Plan” has the meaning specified in Section 5.2(c)(vii).

“AAA” has the meaning specified in Section 14.14.

“Accounting Firm” has the meaning specified in Section 2.3(d).

“Accrued Dividends” means, with respect to shares of Company Preferred Stock, the aggregate amount of accrued and unpaid dividends on such shares.

“Acquisition Agreement” has the meaning specified in Section 5.32(a).

“Acquisition Expenses” has the meaning specified in Section 14.9.

“Additional Required Financial Information” has the meaning specified in Section 7.11(c).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliated Person” has the meaning specified in Section 5.24(a).

“Agreed Accounting Principles” means GAAP; provided that, to the extent multiple principles may be applicable, such principles shall be applied on a basis consistent with the audited balance sheet included on Schedule 5.4 of the Disclosure Schedule.

“Agreed Adjustments” has the meaning specified in Section 2.3(c).

“Agreement” has the meaning specified in the first paragraph of this agreement.

“Aggregate Common Consideration” means the Closing Purchase Price less the Aggregate Preferred Consideration.

“Aggregate Preferred Consideration” means the sum of the Aggregate Series A Consideration, Aggregate Series A-2 Consideration, Aggregate Series A-3 Consideration and Aggregate Series B Consideration.

“Aggregate Series A Consideration” means $23.522, multiplied by the total number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Series A-2 Consideration” means $9.832, multiplied by the total number of shares of Series A-2 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Series A-3 Consideration” means $10.624, multiplied by the total number of shares of Series A-3 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Series B Consideration” means $19.80, multiplied by the total number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Per Share Closing Payment Amount” means the sum of the Per Common Closing Payment, the Per Series A Closing Payment, the Per Series A-2 Closing Payment, the Per Series A-3 Closing Payment and the Per Series B Closing Payment.

“Applicable Percentage” has the meaning specified in Section 11.6.

“Application” has the meaning specified in Section 7.14.

“Average Parent Share Price” means the average of the last sales prices per share of Parent Common Stock on the Nasdaq National Market composite tape for the ten consecutive trading days ending on the trading day that is immediately preceding the date of this Agreement.

“Award” has the meaning specified in Section 14.14.

“Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2005 included on Schedule 5.4 of the Disclosure Schedule.

“Balance Sheet Date” means September 30, 2005.

“Base Working Capital” means $0.

“Cash Percentage” shall mean the percentage determined by subtracting the Stock Percentage from 100%.

“Cash Purchase Price” means two hundred fifteen million dollars ($215,000,000).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning specified in Section 3.1(a).

“Claim Notice” has the meaning specified in Section 11.3(a).

“Closing” means the closing of the Merger of Sub with and into the Company in accordance with Article IV.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986.

“Closing Common Share Number” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including any shares of Company Common Stock issued upon the conversion of shares of Company Preferred Stock or the exercise of any Company Stock Option or Company Warrant prior to such time.

“Closing Company Capital Shares” means a number equal to the sum of (i) the Closing Common Share Number and (ii) the product of the number of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time and the applicable Conversion Ratio with respect to such shares of Company Preferred Stock.

“Closing Purchase Price” means the sum of the Cash Purchase Price and the Stock Purchase Price minus the aggregate amount of all indebtedness for borrowed money of the Company and the Subsidiaries at the Effective Time (other than the Mortgage), as adjusted pursuant to Section 2.2(b).

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Agreements” has the meaning specified in Section 5.15.

“Company Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

“Company Charter” has the meaning specified in Section 4.5(a).

“Company Common Stock” has the meaning specified in the recitals to this Agreement.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor) or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

“Company Plan” has the meaning specified in Section 5.17(a).

“Company Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Company Stock Options” has the meaning specified in Section 5.2(e).

“Company Stock Plans” has the meaning specified in Section 5.2(c)(vii).

“Company Warrants” has the meaning specified in Section 5.2(c)(ix).

“Constituent Corporations” has the meaning specified in the first paragraph of this Agreement.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste or any constituent of any such substance or waste.

“Conversion Ratio” means (i) with respect to shares of Company Preferred Stock, the number equal to the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible (i.e., 1.17647 with respect to each share of Series A Preferred Stock and 1.00 with respect to all other outstanding shares of Company Preferred Stock) as of immediately prior to the Effective Time and (ii) with respect to shares of Company Common Stock, 1.00.

“Copyrights” means United States and foreign copyrights, copyrightable works and mask works, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Current Annual Compensation” means, with respect to a Person, such Person’s annual compensation including per diem compensation and other special compensation.

“Customer Contracts” has the meaning specified in Section 5.14(c).

“Debt Commitment Letters” has the meaning specified in Section 6.5.

“Debt Financing” has the meaning specified in Section 6.5.

“Deferred Revenue” means the product of 60% and the amount of deferred revenue (excluding customer deposits) set forth on the relevant balance sheet.

“Disclosure Materials” has the meaning specified in Section 5.28.

“Disclosure Schedule” has the meaning specified in the introductory paragraph of Article V.

“Dispute” has the meaning specified in Section 14.14.

“Dissenters’ Shares” means shares of Company Common Stock and Company Preferred Stock with respect to which a right to dissent shall have been properly perfected in accordance with the NCBCA.

“Effective Date” has the meaning specified in Section 4.2.

“Effective Time” has the meaning specified in Section 4.2.

“Employee Bonuses” means the payment of up to $10,000,000 in bonus payments to employees of the Company.

“Employment Agreement” has the meaning specified in Section 8.4.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of any kind.

“Environmental Laws” means any and all past, present and future applicable laws (including statutes, regulations and common law) of the United States, any state, any political subdivision of either of them or any other national or political subdivision for the protection of the environment or human health and safety, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Body under such laws, and shall include CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), RCRA, the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as well as any and all state or local laws that relate to pollution, contamination of the environment, human health or safety and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

“Environmental Property Transfer Act” means any applicable Requirements of Law that for environmental reasons, conditions, restricts, prohibits or requires any notification or disclosure with respect to the direct or indirect transfer, sale, lease or closure of any property, including any so-called “Environmental Cleanup Responsibility Acts” or “Responsible Property Transfer Acts.”

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” has the meaning specified in Section 2.5.

“Escrow Agreement” has the meaning specified in Section 4.3(f).

“Escrow Percentage” has the meaning specified in Section 2.5.

“Estimated Working Capital” means the sum of cash (assuming deduction of the amount of cash held for payment of Employee Bonuses), accounts receivable (net of applicable reserves) and inventory, minus the sum of accounts payable, accrued expenses (including all Acquisition Expenses and Reserved Shareholder Representative Expenses and current maturities of indebtedness for borrowed money), Deferred Revenue and customer deposits as of the Effective Date, determined on an estimated basis by the Company in good faith and as reflected in the certificate delivered to Parent pursuant to Section 2.2.

“Exchange Act” has the meaning specified in Section 6.7(a).

“Exchange Fund” has the meaning specified in Section 3.1(a).

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Fairness Hearing” has the meaning specified in Section 7.14.

“FDA” means the United States Food and Drug Administration.

“Financing” has the meaning specified in Section 7.12(a).

“GAAP” has the meaning specified in Section 5.4(a).

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.8(a).

“Healthmatics Plan” has the meaning specified in Section 5.2(c)(vii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnification Agreement” has the meaning specified in the recitals to this Agreement.

“Indemnification Escrow Amount” means an amount equal to 10% of the Closing Purchase Price, comprised of the number of shares of Parent Common Stock equal to 350,000 plus the quotient of $21,500,000 divided by the Average Parent Share Price.

“Indemnification Escrow Payment” means a payment of the Initial Escrow Amount or a Subsequent Escrow Amount, as the case may be.

“Indemnity Claim” has the meaning specified in Section 13.2(e).

“Initial Escrow Amount” has the meaning specified in Section 3.1(d).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Key Employees” has the meaning specified in Section 9.9.

“Leased Real Property” has the meaning specified in Section 5.9(a).

“Lenders” has the meaning specified in Section 6.5.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Consideration” means the sum of all Per Common Payments, Per Series A Payments, Per Series A-2 Payments, Per Series A-3 Payments and Per Series B Payments payable pursuant to Section 2.1.

“Mortgage” means that certain Loan Assumption Agreement, dated as of August 1, 2005, by and among GE Life and Annuity Assurance Company, K-5 Associates, LLC, Robert S. Kadis, Harold L. Kadis and A4 Realty, LLC, that certain Unconditional Guaranty, dated as of August 1, 2005, by the Company to and for the benefit of GE Life and Annuity Assurance Company and that certain Promissory Note, dated as of October 25, 2000, made by K-5 Associates, LLC and held by GE Life and Annuity Assurance Company, in each case relating to the Owned Real Property.

“MSA Plan” has the meaning specified in Section 5.2(c)(vii).

“NCBCA” has the meaning specified in Section 1.1.

“New Matter” means any matter occurring after the date hereof which if existing or occurring on or prior to the date hereof would have been required to be set forth or described in the Disclosure Schedule. For the avoidance of doubt, New Matters shall not include any matter (a) arising on or prior to the date hereof which was required to have been disclosed herein as of the date hereof or (b) arising as a result of a breach by the Company of any covenant or agreement contained herein.

“Nine Rivers Plan” has the meaning specified in Section 5.2(c)(vii).

“Noncompetition, Nonsolicitation and Stock Sale Forbearance Agreements” has the meaning specified in the recitals to this Agreement.

“North Carolina Approval Order” has the meaning specified in Section 7.14.

“Notice Period” has the meaning specified in Section 2.3(b).

“Owned Real Property” has the meaning specified in Section 5.9(b).

“Owned Software” has the meaning specified in Section 5.11(g).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent or Sub under this Agreement or in connection herewith.

“Parent Charter” has the meaning specified in Section 4.3(a).

“Parent Common Stock” has the meaning specified in the recitals to this Agreement.

“Parent Group Member” means (a) Parent and its Affiliates, (b) their respective directors, officers, employees, agents, attorneys and consultants and (c) successors and assigns of the foregoing.

“Parent Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), “welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) or stock option, stock purchase, bonus or other incentive plan or agreement maintained by Parent on behalf of its employees or the employees of any of its subsidiaries.

“Parent Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Parent SEC Documents” has the meaning specified in Section 6.7(a).

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Per Common Cash Payment” means the product of (a) the Aggregate Common Consideration divided by the Closing Common Share Number and (b) the Cash Percentage.

“Per Common Closing Payment” means the Per Common Cash Payment plus the Per Common Stock Payment, less a number of shares of Parent Common Stock equal to the Per Share Escrow Contribution Amount with respect to Company Common Stock.

“Per Common Indemnification Escrow Payment” means, in respect of any Indemnification Escrow Payment, an amount equal to the Per Share Escrow Distribution Amount determined with respect to a share of Company Common Stock.

“Per Common Payment” means the Per Common Closing Payment plus the Per Share Working Capital Payment, if any, plus the Per Common Indemnification Escrow Payments, if any.

“Per Common Stock Payment” means (a) the product of (i) the Aggregate Common Consideration divided by the Closing Common Share Number and (ii) the Stock Percentage, with the result divided by (b) the Average Parent Share Price.

“Per Series A Cash Payment” equals $23.522 multiplied by the Cash Percentage.

“Per Series A Closing Payment” means the Per Series A Cash Payment and the Per Series A Stock Payment, less a number of shares of Parent Common Stock equal to the Per Share Escrow Contribution Amount with respect to Series A Preferred Stock.

“Per Series A Indemnification Escrow Payment” means, in respect of any Indemnification Escrow Payment, an amount equal to the Per Share Escrow Distribution Amount determined with respect to a share of Series A Preferred Stock.

“Per Series A Payment” means the Per Series A Closing Payment plus the Per Series A Indemnification Escrow Payments, if any.

“Per Series A Stock Payment” equals (i) $23.522 multiplied by the Stock Percentage, with the result divided by (ii) the Average Parent Share Price.

“Per Series A-2 Cash Payment” equals $9.832 multiplied by the Cash Percentage.

“Per Series A-2 Closing Payment” means the Per Series A-2 Cash Payment and the Per Series A-2 Stock Payment, less a number of shares of Parent Common Stock equal to the Per Share Escrow Contribution Amount with respect to Series A-2 Preferred Stock.

“Per Series A-2 Indemnification Escrow Payment” means, in respect of any Indemnification Escrow Payment, an amount equal to the Per Share Escrow Distribution Amount determined with respect to a share of Series A-2 Preferred Stock.

“Per Series A-2 Payment” means the Per Series A-2 Closing Payment plus the Per Series A-2 Indemnification Escrow Payments, if any.

“Per Series A-2 Stock Payment” equals (i) $9.832 multiplied by the Stock Percentage, with the result divided by (ii) the Average Parent Share Price

“Per Series A-3 Cash Payment” equals $10.624 multiplied by the Cash Percentage.

“Per Series A-3 Closing Payment” means the Per Series A-3 Cash Payment and the Per Series A-3 Stock Payment, less a number of shares of Parent Common Stock equal to the Per Share Escrow Contribution Amount with respect to Series A-3 Preferred Stock.

“Per Series A-3 Indemnification Escrow Payment” means, in respect of any Indemnification Escrow Payment, an amount equal to the Per Share Escrow Distribution Amount determined with respect to a share of Series A-3 Preferred Stock.

“Per Series A-3 Payment” means the Per Series A-3 Closing Payment plus the Per Series A-3 Indemnification Escrow Payments, if any.

“Per Series A-3 Stock Payment” equals (i) $10.624 multiplied by the Stock Percentage, with the result divided by (ii) the Average Parent Share Price.

“Per Series B Cash Payment” equals $19.80 multiplied by the Cash Percentage.

“Per Series B Closing Payment” means the Per Series B Cash Payment and the Per Series B Stock Payment, less a number of shares of Parent Common Stock equal to the Per Share Escrow Contribution Amount with respect to Series B Preferred Stock.

“Per Series B Indemnification Escrow Payment” means, in respect of any Indemnification Escrow Payment, an amount equal to the Per Share Escrow Distribution Amount determined with respect to a share of Series B Preferred Stock.

“Per Series B Payment” means the Per Series B Closing Payment plus the Per Series B Indemnification Escrow Payments, if any.

“Per Series B Stock Payment” equals (i) $19.80 multiplied by the Stock Percentage, with the result divided by the (ii) Average Parent Share Price.

“Per Share Escrow Contribution Amount” means, with respect to a share of Company Common Stock or Company Preferred Stock, a number equal to (i) the applicable Conversion Ratio, multiplied by (ii) a number equal to the Indemnification Escrow Amount divided by the Closing Company Capital Shares.

“Per Share Escrow Distribution Amount” means, with respect to a share of Company Common Stock or Company Preferred Stock, a number equal to (i) the applicable Conversion Ratio, multiplied by (ii) a number equal to the Indemnification Escrow Payment divided by the Closing Company Capital Shares.

“Per Share Working Capital Payment” means the amount of any Working Capital Distribution Amount divided by the Closing Common Share Number.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount, do not interfere with and are not violated by the consummation of the transactions contemplated by this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Pre-Closing Taxes” means any Taxes imposed on the Company or any Subsidiary or for which the Company or any Subsidiary may otherwise be liable for any taxable year or period (or portion thereof) that ends on or before the Closing Date. For purposes of this definition, any Taxes attributable to a taxable year or period that begins on or before and ends after the Closing Date shall be allocated to the pre-closing period on a “closing of the books” basis by assuming that the books of the Company and the Subsidiaries were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

“Preliminary Accounting Report” has the meaning specified in Section 2.3(a)(iii).

“Preliminary Valuation Date Balance Sheet” has the meaning specified in Section 2.3(a)(i).

“Preliminary Valuation Date Working Capital” has the meaning specified in Section 2.3(a)(ii).

“Prospects” means prospects of the Company without regard to matters affecting general economic or industry conditions except to the extent that any such matters have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company operates.

“Purchase Price” means the sum of the Cash Purchase Price and the Stock Purchase Price minus the aggregate amount of all indebtedness for borrowed money of the Company and the Subsidiaries at the Effective Time (other than the Mortgage), as adjusted pursuant to Section 2.2(b) and Section 2.3.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Registration Statement” has the meaning specified in Section 7.15.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Leased Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Leased Real Property.

“Required Financial Information” has the meaning specified in Section 7.11(c).

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use and Environmental Laws) or common law.

“Reserved Shareholder Representative Expenses” means an amount equal to $50,000.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning specified in Section 7.11(b).

“Series A Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series A-2 Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series A-3 Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series B Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Shareholder Approval” has the meaning specified in Section 5.28.

“Shareholder Group Member” means (a) a Shareholder and its Affiliates, (b) their respective directors, officers, employees, agents, attorneys and consultants and (c) successors and assigns of the foregoing.

“Shareholder Representative” has the meaning specified in the first paragraph of this Agreement.

“Shareholder Representative Ancillary Agreements” has the meaning specified in Section 13.1(a).

“Shareholders” has the meaning specified in the recitals to this Agreement.

“Shares” means the issued and outstanding shares of capital stock of the Company.

“Significant Shareholders” means David Bond, William Cafferky, McConnell Venture Partners Fund, LLC, John P. McConnell, Medical Mutual Insurance Company of North Carolina, Wachovia Capital Partners 2000, LLC and Wakefield Group II, LLC.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, and related documentation and materials, whether in source code, object code or human readable form.

“Stock Percentage” means the percentage calculated by dividing the Stock Purchase Price by the Closing Purchase Price.

“Stock Purchase Price” means the amount equal to the product of 3,500,000 and the Average Parent Share Price.

“Sub” has the meaning specified in the first paragraph of this Agreement.

“Subsequent Escrow Amount” has the meaning specified in Section 3.1(e).

“Subsidiaries” means A4 Realty, LLC, a North Carolina limited liability company.

“Superior Proposal” means a Takeover Proposal that (a) is a proposal or offer to acquire in any manner, directly or indirectly, 100% of the equity interests in or voting securities of the Company or any Subsidiary, as the case may be, (b) would, if consummated, result in a transaction that would, in the reasonable good-faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, result in a transaction more favorable to the Shareholders from a financial point of view than the Merger and (c) is made by a Person that, in the reasonable good-faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, has the financial means to conclude such transaction.

“Surviving Corporation” has the meaning specified in Section 1.1.

“Takeover Proposal” means (a) any proposal for a merger or other business combination involving the Company or the Subsidiaries, (b) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company or any Subsidiary representing 15% or more of the total outstanding voting securities of the Company or any Subsidiary, as the case may be, or (c) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company or the Subsidiaries, other than, in each case, the transactions contemplated by this Agreement.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(a) any federal, state, local or foreign net income, gross income, gross receipts, premium, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including taxes under Code Section 59A) tax or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and

(b) any liability for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company.

“Third-Party Claim” has the meaning specified in Section 11.4(a).

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information.

“Trademarks” means United States, state and foreign trademarks, domain names, service marks, logos, trade dress and trade names (including all assumed and fictitious names under which the Company is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

“Transfer Taxes” means any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement.

“Transmittal Letter” has the meaning specified in Section 3.1(a).

“Valuation Date” means the close of business on the last business day prior to the Closing Date.

“Valuation Date Balance Sheet” has the meaning specified in Section 2.3.

“Valuation Date Working Capital” means the sum of cash (assuming deduction of the amount of cash held for payment of Employee Bonuses), accounts receivable (net of applicable reserves) and inventory, minus the sum of accounts payable, accrued expenses (including all Acquisition Expenses and Reserved Shareholder Representative Expenses and current maturities of indebtedness for borrowed money), Deferred Revenue and customer deposits reflected in the Valuation Date Balance Sheet.

“Working Capital Distribution Amount” has the meaning specified in Section 3.1(c).

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee Shapiro
Lee Shapiro
President

QUATTRO MERGER SUB CORP.

By:	/s/ Lee Shapiro
Lee Shapiro
President

A4 HEALTH SYSTEMS, INC.

By:	/s/ John P. McConnell
John P. McConnell
Chief Executive Officer

JOHN P. MCCONNELL, in his capacity as Shareholder Representative

/s/ John P. McConnell
John P. McConnell